   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1999

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------

                               MEDIA METRIX, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    8732                                   11-3374729
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            -----------------------

                             35 EAST 21(ST) STREET
                            NEW YORK, NEW YORK 10010
                                 (212) 460-7980
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         -----------------------------

                                  TOD JOHNSON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               MEDIA METRIX, INC.
                             35 EAST 21(ST) STREET
                            NEW YORK, NEW YORK 10010
                                 (212) 460-7980
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -----------------------------

                                with copies to:

         RICHARD H. GILDEN, ESQ.                     ALEXANDER D. LYNCH, ESQ.
          STEVEN I. SUZZAN, ESQ.                       BABAK YAGHMAIE, ESQ.
       FULBRIGHT & JAWORSKI L.L.P.               BROBECK, PHLEGER & HARRISON LLP
             666 FIFTH AVENUE                      1633 BROADWAY, 47(TH) FLOOR
         NEW YORK, NEW YORK 10103                    NEW YORK, NEW YORK 10019
              (212) 318-3000                              (212) 581-1600

                            -----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            -----------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         -----------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                 TITLE OF EACH CLASS OF                                   AGGREGATE OFFERING      AMOUNT OF
                              SECURITIES TO BE REGISTERED                                     PRICE (1)        REGISTRATION FEE
Common stock, $.01 par value per share                                                       $48,300,000          $13,427.40

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                   SUBJECT TO COMPLETION -- FEBRUARY 24, 1999

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PROSPECTUS

         , 1999

                                      LOGO

                                SHARES OF COMMON STOCK

----------------------------------------------------------------------

        THE COMPANY:
                                                THE OFFERING:

        - We are the leading provider
        of
                                                - Media Metrix is offering
                                                  shares of its Internet
                                                  audience
                     measurement
                                                  common stock.
           products and services.
                                                - The underwriters have an
                                                  option to
        - Media Metrix, Inc.
                                                  purchase an additional
          shares 35 East 21(st)
        Street
                                                  from Media Metrix and   shares
        New York, New York 10010
                                                  from existing stockholders to
        cover (212) 460-7980
  over-allotments.
                                                - This is our initial public
                                                  offering, and
        PROPOSED SYMBOL & MARKET:
                                                  no public market currently
                                                  exists for
        - MMXI/Nasdaq National Market
                                                  our shares.

                                                - We plan to use the proceeds
                                                  from
                                                                            this
                                                  offering for international
                      expan                                                sion,
                                                  new product development, to
                                                                          redeem
                                                  all outstanding shares of
                                                                      redeemable
                                                  preferred stock and for
                                                                         general
                                                  corporate purposes,
                       includ                                                ing
                                                  working capital.

                                                - Closing:          , 1999

----------------------------------------------------------------------
                                               Per Share      Total
----------------------------------------------------------------------
Public offering price (Estimated):                 $            $
Underwriting fees:
Proceeds to Company:
----------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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DONALDSON, LUFKIN & JENRETTE

                                                   BANCBOSTON ROBERTSON STEPHENS

                               [INSERT GRAPHICS]
Media Metrix: The Power of Relevant Knowledge The Authoritative Source for Internet Audience Measurement
[Graphic Showing click-by-click details from two panelists data logs.]
[Graphic of four computer screens on gatefold. First screen in top left corner has picture of Top Rankings list from the Media Metrix Web site. Second screen in top right corner has picture of a press release captioned "Media Metrix Releases Results of '98 Holiday Shopping Season." Third screen in middle right of page shows Web Report: Travel/Tourism. Fourth screen in middle bottom shows a site analysis report from the Media Metrix Web site.]
Text to left of first screen: Internet Ratings. Our customers rely on our audience measurement data to make critical business decisions.
Text to right of second screen:
Text above third screen: Competitive Intelligence. Media Metrix's in depth clickstream data provides market and competitive intelligence to companies competing in the digital age.
Text to the right of fourth screen: Ad Buying and Selling. Media Metrix audience ratings are used as a basis for buying and selling Internet advertising. [Graphic in center of page is a three dimensional axis.]
    One spoke ends in caption "What We Deliver." Listed along axis are, in order from center: audience ratings, e-commerce tracking, demographic segmentation, custom analysis and technology usability. Arrow points from "audience ratings" on spoke to fourth screen.
    Second spoke ends in "What We Measure." Listed along axis are, in order from center: software and hardware, digital media, internet, online services and world wide web. Arrow points from "internet" on axis to first screen.
    Third axis ends in "Who Uses It." Listed on axis are, in order from center: technology companies, financial analysts, web sites, ad agencies, e-commerce marketers and media organizations. Arrow points from "financial analysts" on axis to third screen. Arrow points from "e-commerce marketers" on axis to second screen.
    Logo in lower left corner.

                               TABLE OF CONTENTS

                                                   PAGE
Prospectus Summary............................
Risk Factors..................................
Use of Proceeds...............................
Dividend Policy...............................
Capitalization................................
Dilution......................................
Selected Financial Data.......................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................
Business......................................

                                                   PAGE
Management....................................
Certain Transactions..........................
Principal Stockholders........................
Description of Capital Stock..................
Shares Eligible for Future Sale...............
Underwriting..................................
Legal Matters.................................
Experts.......................................
Where You Can Find Additional Information.....
Index to Financial Statements.................         F-1

                               PROSPECTUS SUMMARY

    THE INFORMATION BELOW IS ONLY A SUMMARY OF MORE DETAILED INFORMATION INCLUDED IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS STATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND THAT WE HAVE COMPLETED A 1.4648-FOR-ONE SPLIT OF OUR COMMON STOCK, WHICH IS EXPECTED TO OCCUR PRIOR TO THE CLOSING OF THIS OFFERING.

                                  MEDIA METRIX

OUR BUSINESS

    We are the leading provider of Internet audience measurement products and services. We measure usage of the entire Internet, including the Web and proprietary on-line services like America Online. Our products and services enable the continued growth and development of the Internet by providing reliable, third-party audience measurement data that our customers use as a basis for making critical business decisions. We collect these data by measuring Internet usage from a representative sample, or panel, of personal computer users with our proprietary tracking technology. We maintain the largest panel of Internet users under continuous measurement in the world. We have the only panel currently reporting Internet usage both at work and at home, as well as the usage of proprietary on-line services. We are the authoritative source for Internet audience measurement data. In January 1999, our data were cited in more than 400 print and on-line articles.

    We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include most of the leading Internet advertisers and advertising agencies, the most heavily trafficked Internet properties, leading technology companies and financial institutions. They include Amazon.com, America Online, Buena Vista/Disney, eBay, E*Trade, Fidelity, IBM, Infoseek, Interpublic Group, Microsoft, Omnicom, Time Warner and Yahoo! The quality and depth of our customer base and our high customer retention rate reflect our position as the leading Internet audience measurement service.

OUR MARKET OPPORTUNITY

    Advertising is a critical revenue stream for providers of Internet content and services. As Web sites and on-line content providers seek to increase advertising revenues, and as on-line advertisers seek to determine where they should spend their marketing dollars, demand is growing for reliable statistics and standardized methods to evaluate Internet usage. As a result, a standard for Internet audience measurement must emerge which will:

    - measure a large and representative sample of Internet users;

    - track activity on the entire Internet, not just the Web, so that key properties like America Online and other proprietary on-line services and technologies are included;

    - measure the Internet audience both at work and at home, because Internet usage differs in these two environments; and

    - be unbiased and independent from advertisers and content providers.

OUR STRATEGY

    Our goal is to capitalize on our current leadership position in order to become the accepted standard for Internet audience measurement. We intend to achieve this goal through the following strategies:

    - continue our industry leadership;

    - develop products to accelerate e-commerce growth;

    - expand and increase penetration of our client base;

    - expand internationally; and

    - develop new products and services.

OUR HISTORY

    Our business was originally conducted as a division within The NPD Group, Inc., a leading marketing research firm. In March 1996, NPD formed PC Meter, a Delaware limited partnership, to conduct our business. We were formed as a Delaware corporation in March 1997. In April 1997, we merged with PC Meter. In November 1998, we merged with RelevantKnowledge, Inc., our leading competitor.

    Our principal executive offices are located at 35 East 21(st) Street, New York, New York 10010, and our telephone number is (212) 460-7980.

    Media Metrix, PC Meter, RelevantKnowledge, E-Trends, The Power of Relevant Knowledge, and the Media Metrix logo are our trademarks. Any other trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Common stock offered by Media Metrix.........  shares
Common stock to be outstanding after the
  offering...................................  shares
Use of proceeds..............................  We intend to use the net proceeds from this offering to fund international expansion, new
                                               product development, the redemption of our
                                               outstanding redeemable preferred stock and
                                               for general corporate purposes, including
                                               working capital.
Proposed Nasdaq National Market Symbol.......  MMXI


The outstanding share information is based on our shares outstanding as of January 31, 1999. This information excludes:

    - 153,072 shares of common stock subject to options granted under our 1998 Equity Incentive Plan and outstanding as of January 31, 1999 at a weighted average exercise price of $2.39 per share;
    - 496,283 shares of common stock subject to options granted under our earlier Stock Option Plan and outstanding as of January 31, 1999 at a weighted average exercise price of $0.84 per share;
    - 579,328 additional shares of common stock reserved for issuance under our 1998 Equity Incentive Plan; and
    - 899,759 shares of common stock reserved for outstanding warrants at a weighted average exercise price of $2.32 per share.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the statement of operations data for our business and our predecessor business. The pro forma data give effect to our merger with RelevantKnowledge as if it took place on January 1, 1998. For a more detailed explanation of these financial data, see "Selected Financial Data" and our financial statements located elsewhere in this prospectus.

                                                       PERIOD FROM
                                                        INCEPTION              YEAR ENDED              PRO FORMA
                                                         THROUGH              DECEMBER 31,             YEAR ENDED
                                                      DECEMBER 31,   -------------------------------  DECEMBER 31,
                                                          1995         1996       1997       1998         1998
STATEMENT OF OPERATIONS DATA:
Revenues............................................    $      --    $   1,033  $   3,188  $   6,331   $    8,145
Gross profit (loss).................................         (140)        (711)      (275)     2,210        1,145
Loss from operations................................         (372)      (3,376)    (4,679)    (7,203)     (16,038)
Net loss applicable to common stockholders..........         (372)      (3,376)    (4,874)    (7,452)     (16,191)

Basic and diluted net loss per common share
  applicable to common stockholders.................    $   (0.06)   $   (0.52) $   (0.75) $   (0.98)  $    (1.49)

Shares used in calculating basic and diluted net
  loss per common share applicable to common
  stockholders......................................        6,523        6,523      6,523      7,618       10,856

    The following balance sheet data give effect to our sale of       shares of
common stock in this offering at an assumed initial public offering price of
$    per share, after deducting the underwriting discount and estimated offering expenses, and the application of net proceeds from this offering.

                                                                                           AS OF DECEMBER 31, 1998
                                                                                          -------------------------
                                                                                           ACTUAL     AS ADJUSTED
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $   8,012
Working capital.........................................................................      1,057
Total assets............................................................................     16,060
Redeemable preferred stock..............................................................      4,680
Total stockholders' equity..............................................................      2,622

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. ANY OR ALL OF THESE RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION. THE RISKS SET OUT BELOW MAY NOT BE EXHAUSTIVE. KEEP THESE RISK FACTORS IN MIND WHEN YOU READ FORWARD-LOOKING STATEMENTS ELSEWHERE IN THIS PROSPECTUS. THESE ARE STATEMENTS THAT RELATE TO OUR EXPECTATIONS FOR FUTURE EVENTS AND TIME PERIODS. GENERALLY, THE WORDS "ANTICIPATE," "EXPECT," "INTEND" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

WE DO NOT HAVE A LONG OPERATING HISTORY.

    We began our operations as a division of NPD in October 1995. We have only operated as an entity independent of NPD since March 31, 1996. Our operating history is therefore limited. In addition, we recently merged with RelevantKnowledge and have been operating as one company only since early November 1998.

    You must consider the risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Some of these risks and uncertainties relate to our ability to:

    - anticipate and adapt to our evolving market;

    - implement sales and marketing initiatives;

    - enhance the Media Metrix brand;

    - attract, retain and motivate qualified personnel;

    - respond to actions taken by our competitors;

    - effectively manage our growth by building a solid base of operations and technology; and

    - integrate acquired businesses, consumer panels, technologies and services.

    We cannot assure you that we will be successful in addressing these risks and uncertainties. Our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW.

    Our ability to generate significant revenues is uncertain. Although our revenues have continued to grow, we are not yet profitable. We incurred losses from operations of $3.4 million in 1996, $4.7 million in 1997 and $7.2 million in 1998. We expect our operating and net losses to continue. If the merger with RelevantKnowledge had taken place on January 1, 1998, our pro forma loss from operations for 1998 would have been $16.0 million. Our ability to generate profits in the future will depend on a number of factors, including:

    - maintaining and enhancing our position as the leading Internet audience measurement service;

    - keeping our costs in line with our budget;

    - retaining our existing customers;

    - increasing our sales to existing customers;

    - obtaining new customers;

    - increasing business and consumer acceptance of the Internet as a source of information and as a place to buy and sell goods and services;

    - the growth of advertising and e-commerce on the Internet;

    - regulation of the Internet by Federal or local governments;

    - the health of the general economy; and

    - economic conditions that uniquely affect the Internet.

    We intend to invest heavily in our technologies, additional products and services and international expansion. As a result, we will need to achieve significant revenue increases to achieve and maintain profitability. Although our revenues and the number of our clients have continued to increase, we may not be able to continue to grow and to expand our business. The number of clients or the number of products and services for which our clients subscribe may grow more slowly than we anticipate or may decrease in the future. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

THE INTERNET AUDIENCE MEASUREMENT INDUSTRY IS NEW AND RAPIDLY EVOLVING.

    To date, no Internet audience measurement service has been adopted as the universally accepted standard. Our existing and potential customers may challenge or refuse to accept our audience measurement reports. Our customers may be dissatisfied with our methodology for measuring Internet audiences or may feel that our panel is not representative of Internet users. Furthermore, another Internet audience measurement service may be adopted as the industry standard. As a result, our customers may turn to alternative services provided by current or potential competitors.

WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET.

    Our business would be adversely affected if Internet usage for the exchange of information and for commerce does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; or

    - lack of availability of cost-effective, high-speed service.

    Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. As a result, its performance and reliability may decline. In addition, Web sites and proprietary on-line services have experienced interruptions in their service as a result of outages and other delays occurring throughout their infrastructure. If these outages or delays frequently occur in the future, Internet usage as a medium for the exchange of information and for commerce could grow more slowly or decline.

THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING IS UNPROVEN.

    Our future success will depend on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of our current or potential customers have little or no experience using the Internet for advertising purposes. The adoption of

Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective for promoting their products and services as compared to traditional advertising. In addition, most current and potential Web publisher customers have little or no experience in generating revenues from the sale of advertising space on their Web sites. We cannot assure you that the market for Internet advertising will continue to emerge or will become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

WE MAY FAIL TO SUCCESSFULLY INTEGRATE RELEVANTKNOWLEDGE.

    We recently merged with RelevantKnowledge. Our success will depend, in part, on our ability to fully integrate the operations and management of RelevantKnowledge. A successful integration requires, among other things, the integration of RelevantKnowledge's product offerings and technology into ours and the coordination of their research and development, sales and marketing and financial reporting efforts with ours. We cannot assure you that we will accomplish the integration smoothly or successfully. We cannot assure you that we will realize the anticipated benefits of the RelevantKnowledge merger. The success of the integration will require the dedication of management and other personnel resources which may temporarily distract their attention from our day-to-day business.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

    Our operating results have varied from quarter to quarter. Our operating results may continue to vary as a result of a variety of factors. These factors include:

    - our ability to retain our current clients;

    - our ability to sell additional products and services to current clients;

    - our ability to attract new clients;

    - our ability to maintain customer satisfaction;

    - the announcement or introduction of new products and services by us or our competitors;

    - price competition;

    - our ability to upgrade and to develop our systems and infrastructure to accommodate our growth;

    - our ability to attract new personnel;

    - the timing, cost and availability of advertising in traditional media;

    - the impact of possible acquisitions both on our operations and on our reported operating results due to associated accounting charges;

    - technical difficulties or service interruptions; and

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, including our planned international expansion.

    Many of these factors are beyond our control. While we expect our revenues to increase in proportion to the increase in advertising on the Internet, we cannot assure you that this will occur. In addition, we cannot assure you that advertising on the Internet will continue to grow at forecasted levels, or at all. A substantial portion of our current and future costs are fixed. These costs consist of the expense of recruiting and maintaining our panel and collecting and processing data generated by the panel. We may have to increase our current budget if we need to change the size or composition of the panel. In addition, if our revenues fall short of expectations, we may not be able to adjust our budgeted expenses to compensate for this shortfall on a timely basis. Further, as a strategy for remaining competitive, we may have to make certain pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and financial condition.

    Due to these factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful. Therefore, you should not rely on these comparisons as indicators of our future performance. We also cannot assure you that we will be able to:

    - sustain the rates of revenue growth we have experienced in the past;

    - improve our operating results; or

    - sustain our profitability on a quarterly basis.

    In addition, our operating results in future periods may be below the expectations of securities analysts and investors. If that occurs, the market price of our common stock could be materially and adversely affected.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS.

    The market for Internet audience measurement services is new and rapidly evolving. We expect competition in this market to intensify in the future. Currently, our only known direct competition in measuring the Web is NetRatings. NetRatings recently announced a strategic relationship with Nielsen Media Research, Inc. Nielsen Media Research is the leading provider of television audience measurement services and has significantly more financial and other resources than do we. In light of this announcement, it is possible that NetRatings may become a significant competitor.

    We also compete indirectly with operators of site-centric and other consumer-centric measurement systems. Site-centric measurement systems measure audience visits at a specific Web site by monitoring the Web site's server. Consumer-centric systems measure the market either in a manner similar to us or qualitatively through on-line and telephonic interviews.

    In addition, we may face competition from individual Web sites that develop an independent method of measuring their own audience or from other companies that develop alternative audience measurement technologies to those already provided by us.

    Competitive pressures could have a material adverse effect on our business, results of operations and financial condition. We believe that the principal competitive factors in our market are:

    - creating representative consumer and business panels; and

    - providing audience measurement services for the entire Internet, including the Web and proprietary on-line services.

    Certain of our competitors have:

    - longer operating histories;

    - larger customer bases;

    - greater brand recognition in similar businesses; and

    - significantly greater financial, marketing, technical and other resources.

    In addition, some of our competitors may be able to:

    - devote greater resources to marketing and promotional campaigns;

    - adopt more aggressive pricing policies; and

    - devote substantially more resources to technology and systems development.

    Increased competition may result in reduced operating margins, loss of market share and diminished value in our services, as well as different pricing, service or marketing decisions. We cannot assure you that we will be able to compete successfully against current and future competitors.

WE FACE MANY CHALLENGES IN CONNECTION WITH OUR PLANNED INTERNATIONAL EXPANSION.

    Our current strategy includes expansion of our services to measure Internet audiences outside of the United States. Our expansion into international markets will require management attention and resources. The international markets for audience measurement services have historically been extremely localized and difficult to penetrate. We cannot assure you that we will be able to develop new products and services based on data obtained in those markets. We cannot assure you that we will be successful in marketing our products and services to clients in markets outside the United States. In addition, our international operations will be subject to a number of inherent risks, including:

    - the impact of recessions in economies outside the United States;

    - changes in regulatory requirements;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - economic and political instability; and

    - fluctuations in currency exchange rates.

    These risks may have a material adverse effect on our business, results of operations or financial condition.

WE WILL DEPEND ON STRATEGIC RELATIONSHIPS IN INTERNATIONAL MARKETS.

    The success of our international expansion will depend on our ability to:

    - recruit and maintain at-home and at-work panels that are representative of a geographic area;

    - control costs and effectively manage foreign operations; and

    - effectively market and sell any new products or services.

    These challenges require skills and expertise in foreign countries that we do not currently have. We believe that our success in penetrating markets outside of the United States will depend on our ability to develop and to maintain strategic relationships with local audience measurement or marketing research companies. If we do not succeed in attracting or retaining strategic partners in markets outside the United States, our business, financial condition and results of operations could be materially adversely affected.

OUR MARKET IS SUBJECT TO RAPID CHANGE.

    Our market is characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - introductions and enhancements of competitive products and services; and

    - changing customer demands.

    Accordingly, our future success depends on our ability to:

    - adapt to rapidly changing technologies;

    - adapt our services to evolving industry standards; and

    - improve the features, reliability and timeliness of our product and service offerings in response to competitive product and service offerings and evolving demands of the marketplace.

    We cannot assure you that we will succeed in addressing these issues. In addition, the widespread adoption of new Internet networking technologies or other technological changes could require us to expend substantial amounts of capital to change our services or infrastructure. These changes may also involve new technologies that may not be measurable by our current methods.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR INTERNAL GROWTH.

    We are currently experiencing a period of rapid expansion. We anticipate that future expansion will be necessary in order to accommodate our needs and to take advantage of new opportunities in the market for audience measurement services on the Internet. In order to succeed, we will need to attract and hire additional technical and management personnel. As a result, we expect to add key personnel in the near future to manage our expected growth. We also will need to expand our technical, finance, administrative and operations staff. We cannot assure you that current and planned personnel, systems, procedures and controls will be adequate to support our future operations. We may not be able to hire and retain our personnel. We also may not be able to exploit existing and potential strategic relationships and market opportunities. If we fail to effectively manage our internal growth, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON RENEWALS OF OUR SUBSCRIPTION BASED SERVICES.

    We have historically derived substantially all of our revenues from subscriptions for our syndicated products. In our limited history, we have experienced high renewal rates. However, we cannot assure you we will continue to experience high renewal rates. Our subscription renewal rates may also decline as a result of a consolidation in our customer base or if a significant number of our customers cease operations. If our renewal rate percentage declines, it could have a material adverse effect on our business, results of operations and financial condition.

WE MUST FURTHER DEVELOP OUR BRAND NAME.

    We believe that maintaining and strengthening the Media Metrix brand is an important aspect of our business. Our brand name is critical in our efforts to attract clients. We believe that the importance of brand recognition will increase due to the increasing number of competitors entering the market for Internet audience measurement. Our ability to promote and position the Media Metrix brand depends largely on:

    - the success of our marketing efforts; and

    - our ability to provide our customers with high quality products.

    To promote the Media Metrix brand in response to competitive pressures, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. If we fail to promote and maintain our brand, or incur excessive expenses attempting to promote and maintain our brand, our business, results of operations and financial condition will be materially adversely affected.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT.

    Our future success depends in part on our ability to offer new products and services on a timely and cost-effective basis. In order to gain market acceptance, our new products and services must address:

    - specific industries and businesses;

    - changes in client requirements; and

    - changes in technologies.

    The process of developing and launching new products or services is inherently risky and costly. Moreover, we cannot assure you that once launched, our products and services will be accepted by our customers.

OUR SYSTEMS MAY FAIL.

    Our success depends on the efficient and uninterrupted operation of our computer and communications systems. Some personal computers, servers and portions of our network are provided to us by NPD under a management services agreement. NPD also provides us with the use of mini-computers that we use to process data received from panelists. Later this year, we plan to separate our systems from those of NPD and to construct an independent network. Any failure of the current or the new networks could impede the processing of data, customer orders and day-to-day management of our business. This could have a material adverse effect on our business, results of operations and financial condition.

    Our systems and operations are vulnerable to damage or interruption from:

    - telecommunication failures;

    - power loss;

    - fires;

    - floods;

    - physical and electronic break-ins;

    - sabotage; and

    - intentional acts of vandalism and similar events.

    We do not presently have fully redundant systems. We do not carry sufficient business interruption insurance to compensate us fully for losses that may occur. Despite any precautions we take, a natural disaster or other unanticipated problems which lead to the corruption or loss of data at the NPD facility or our own facilities could result in interruptions in the services we provide. In addition, our data bases are growing rapidly, and the systems currently in place may not be sufficient to handle any further expansion. This could lead to systems failure or to a corruption of our data and could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON OUR KEY PERSONNEL.

    Our future success depends on the continued services and on the performance of our senior management and other key employees, in particular the services of Tod Johnson, our Chief Executive Officer. Mr. Johnson also serves as the Chief Executive Officer of NPD. We anticipate Mr. Johnson will spend a substantial portion of his time on our matters. However, he will not be able to devote all of his time to our affairs. As a result, Mr. Johnson's other responsibilities could divert his attention from our affairs.

    Our performance depends on our ability to retain and to motivate our key employees. The loss of the services of any of our key employees could have a material adverse effect on our business, results of operations and financial condition. We do not have long-term employment agreements with any of our key personnel. We do not maintain any "key person" life insurance policies. In addition, we are likely to need to recruit additional senior management personnel as our business grows, particularly in the international arena. Our future success depends on our ability to hire and to retain highly skilled personnel. Competition for these candidates is intense. We cannot assure you that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our inability to retain and attract the necessary personnel could have a material adverse effect on our business, results of operations and financial condition.

WE MAY FAIL TO INTEGRATE ACQUISITIONS.

    If appropriate opportunities present themselves, we intend to acquire other complementary businesses, technologies, services or products. We currently have no understandings or agreements relating to any acquisition. We cannot assure you that we will be able to complete future acquisitions successfully or to integrate an acquired entity with our current business. An acquisition may result in unforeseen operating difficulties and expenditures. They may also require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition will be realized. We may:

    - issue additional equity securities which would dilute stockholders;

    - incur debt;

    - incur contingent liabilities; and

    - incur amortization expenses related to goodwill and other intangible assets.

WE DEPEND ON THE NPD GROUP, INC.

    We were originally formed as a division of NPD. Throughout our development, we have relied on services and financing provided to us by NPD. When we became an independent operating entity, we entered into a management services agreement, license agreement and services agreement with NPD. These agreements allow us to continue to use some of NPD's software and services on an as-needed basis. Under the management services agreement, NPD provides us with managerial services. Under the license agreement, we license some of NPD's technologies necessary for the operation of our services. The services agreement provides for payment of a licence fee by NPD for access to information collected from our panel.

    NPD may be able to exert influence over our business and affairs due to these arrangements. Also, the loss of the services provided by NPD under the management services agreement or the loss of the license of certain computer software under the license agreement could have a material adverse effect on our business, financial condition and results of operations. See "Certain Transactions--Transactions with Directors and Executive Officers."

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

    We regard the protection of our patents, copyrights, service marks, trademarks and trade secrets as important to our future success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties we do business with in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps we have taken will be sufficient to protect our intellectual property from infringement or misappropriation. Moreover, others may independently develop similar or superior technologies.

    We seek to obtain the issuance of patents and the registration of our trademarks and service marks in the United States and in selected other countries. We cannot assure you that patents or trademark registrations will be issued with respect to pending or future applications or that our patents and trademarks will be upheld as valid. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are offered. We also expect to license certain of our proprietary rights to strategic partners in the course of our planned international expansion. While we will attempt to ensure that the quality of our service is maintained by our strategic partners, we cannot assure you that they will not take actions that might materially adversely affect the value of our proprietary rights or reputation. This could have a material adverse effect on our business, results of operations and financial condition.

    We also rely on technologies that we license from third parties, like NPD. NPD licenses to us some key software products and database technologies. We cannot assure you that these licenses will not infringe on the proprietary rights of others. We also cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. As a result, we may need to obtain substitute technology of lower quality or performance standards or at greater cost. This could materially adversely affect our business, results of operations and financial condition.

    To date, we have not been notified that our technologies infringe the proprietary rights of third parties. We cannot, however, assure you that third parties will not claim that we have infringed their proprietary rights. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. These claims, whether meritorious or not, could be:

    - time-consuming;

    - result in costly litigation; or

    - require us to enter into royalty or licensing agreements.

    Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

WE MAY BE EXPOSED TO POSSIBLE LIABILITY FOR SUPPLYING INACCURATE INFORMATION TO
  OUR CUSTOMERS.

    We may face liability for information that we supply to customers if the information is inaccurate. The information in our databases, like that in any database, may contain inaccuracies that our customers may not accept. Any dissatisfaction by our customers with our measurement methodologies or databases would have a material adverse effect on our ability to attract new customers and retain existing customers. We have not experienced a situation where a customer has made a claim against us after receiving inaccurate data. Our customer contracts generally provide that each customer must indemnify us for any damages arising from the use of data, reports or analyses by the customer or the performance of any consulting, analytic or other services by us. However, we cannot be certain our contract provisions provide sufficient protection. Any liabilities which we may incur because of irregularities or inaccuracies in the data we supply to our customers could have a material adverse effect on our business, operating results and financial condition.

WE FACE RISKS RELATED TO STORAGE OF PERSONAL INFORMATION ABOUT OUR PANELISTS.

    We do not attempt to capture information regarding our panelists' banking, credit card or password data. This information, however, may come into our possession. We have a non-disclosure policy regarding personal information received from our panelists. Our panel data are released only in an aggregated format or in a form not identifiable on an individual basis. However, if someone penetrates our network security or otherwise misappropriates sensitive data about our panelists, we could be subject to liability. These liabilities could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, like for unauthorized marketing purposes. These claims could result in litigation and could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS OF INDUSTRY INITIATIVES.

    Certain key industry organizations, including the Internet Advertising Bureau, the Media Ratings Council, the Advertising Research Foundation and FAST Forward, have begun initiatives focusing on appropriate standards for Internet audience measurement. We have been working closely with all of these organizations in an effort to ensure that we are in compliance with any recommended measurement guidelines. However, we may not comply with industry guidelines which we believe are not economically feasible or otherwise not consistent with our business strategy. To the extent that our measurement approach diverges from the course of action recommended by some or all of these trade groups, our business, results of operations and financial condition could be materially and adversely affected.

THERE ARE RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000. We have reviewed our proprietary technology and systems and have determined that we do not face any significant year 2000 issues. We are currently in the process of correcting any deficiencies which have been identified in our systems and expect to conduct a test of the updated software by the end of the first quarter of 1999.

    Although we believe that our systems are year 2000 compliant, we rely on equipment and software provided by third parties that may not be year 2000 compliant. The failure of third-party equipment or software to properly process dates for the year 2000 and any failure by these third parties to resolve any year 2000 issues could cause us to incur unanticipated expenses. These expenses could have a material adverse effect on our business, results of operations and financial condition. Finally, to the extent that year 2000 issues have a negative impact on consumers and undermine the public's faith in the Internet as a medium for the exchange of information and commerce, growth of the Internet could slow. As a result, our business, results of operations and financial condition could be materially adversely affected.

    In addition, we collect our panel data from a diverse group of individual personal computer users who use a variety of computer hardware and software that may not be year 2000 compliant. As a result, we may encounter difficulties in gathering and accurately measuring data from our panel. In addition, it is possible that data collected from some of these users may contain inaccuracies resulting from year 2000 issues. These difficulties could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH POTENTIAL GOVERNMENTAL REGULATION.

    We are currently not subject to direct federal, state or local regulation or laws or regulations applicable to the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted covering:

    - user privacy;

    - freedom of expression;

    - pricing;

    - content;

    - quality of products and services;

    - taxation;

    - advertising;

    - intellectual property rights; and

    - information security.

    The nature and effect of any proposed legislation or regulation cannot be fully determined. These could have a material adverse effect on our business, results of operations and financial condition.

    The adoption of any such legislation could also dampen the growth in use of the Internet generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation which could have any adverse effect on the growth of the Internet could decrease the demand for our services and could have a material adverse effect on our business, results of operations and financial condition.

    Several states have proposed legislation that would limit the uses of personal user information gathered using the Internet. These regulations have required proprietary on-line service and Web site owners to establish privacy policies. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Also, the European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. Because all of our panelists consent to the retrieval of their personal data, to date these regulations and proceedings have not impacted our operations. However, changes to existing laws or the passage of new laws intended to address these issues could, among other effects:

    - create uncertainty in the marketplace that could reduce demand for our services;

    - limit our ability to collect and to use data from our panels;

    - increase the cost of doing business as a result of litigation costs or increased service delivery costs;

    - decrease the efficacy of Internet advertising; or

    - in some other manner have a material adverse effect on our business, results of operations and financial condition.

WE FACE UNCERTAINTY ABOUT ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

    We currently anticipate that our available funds, together with the proceeds of this offering, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for at least the next 18 months. If we are unable to increase our revenues as anticipated, we will need to raise additional funds. Although we have historically received financing from NPD, we will not be able to rely on NPD's assistance in the future. We may need more money sooner if we:

    - decide to expand faster than planned;

    - develop new or enhanced services or products ahead of schedule;

    - need to respond to competitive pressures; or

    - need to acquire complementary products, businesses or technologies.

    If we raise more money through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of the stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise more money on terms favorable to us or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This could have a material adverse effect on our business, results of operations and financial condition.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL
  CONTROL OVER OUR AFFAIRS.

    Our executive officers and directors and entities affiliated with them will,
in the aggregate, beneficially own approximately       % of our common stock
following this offering. In particular, NPD, which is controlled by Tod Johnson,
our Chairman and Chief Executive Officer, will own approximately   % of our
outstanding common stock. These stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF
  SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

    After this offering, we will have             shares of common stock
outstanding, or             shares if the underwriters over-allotment option is
exercised in full. Of these shares, the shares sold in this offering will be freely tradeable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate of ours, which will be subject to the limitations of Rule 144 under the Securities Act. The
remaining             shares are "restricted shares," and will become eligible
for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act.

    Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.

    Within approximately 180 days after the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register the shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. After this offering, options to purchase approximately 963,497 shares will be outstanding under our equity compensation plans.

    Our directors, officers and substantially all of our stockholders have entered into lock-up agreements and have agreed that they will not sell, directly or indirectly, any shares of common stock, other than those shares sold in this offering, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days from the date of this prospectus, subject to certain exceptions. See "Underwriting."

    In addition, after this offering, the holders of 13,038,184 shares of common stock will have registration rights with respect to these shares. This will allow these stockholders to sell these shares in the market simultaneously with any further public offerings by us of our equity securities. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of the common stock prevailing from time to time in the public market and could impair our ability to raise additional capital through the sale of our equity securities.

THERE MAY BE VOLATILITY IN OUR STOCK PRICE.

    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operations and financial condition. See "Underwriting."

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING.

    Our management will have broad discretion with respect to the use of proceeds from this offering. Most of the proceeds from this offering will be used for expenses of the business and general working capital. You will be relying on the judgment of our management about these uses. See "Use of Proceeds."

THE TANGIBLE BOOK VALUE OF THE COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE
  OFFERING PRICE.

    The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will receive a material increase in the tangible book value per share. The dilution to
investors in this offering will be approximately $               per share. See
"Dilution."

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF MEDIA
  METRIX.

    Some of the provisions of our certificate of incorporation, by-laws and Delaware law could, together or separately:

    - discourage potential acquisitions proposals;

    - delay or prevent a change in control; and

    - limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our board of directors may issue up to 5,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws will provide, among other things, that our board of directors will be divided into three classes which will serve staggered three year terms, that stockholders may not take actions by written consent and that special meetings of stockholders may only be called by our board of directors or our Chairman. We are also subject to Section 203 of the Delaware General Corporation Laws which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the             shares of
common stock offered by us will be approximately $      , assuming an initial
public offering price of $      per share, and after deducting underwriting
discounts and commissions and other estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that such
net proceeds will be approximately $   million.

    We will use approximately $            of the net proceeds from the offering
to redeem the 41,446 shares of our outstanding redeemable preferred stock held by NPD. The redeemable preferred stock is redeemable at a price of $100 per share plus accrued dividends at an annual rate of 7%, compounded quarterly. At January 31, 1999, principal and accrued dividends equaled $4.7 million.

    We expect to use the remaining amounts to fund our international expansion, new product development and for general corporate purposes, including working capital. We may also use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or to invest in complementary businesses, technologies, products or services. We have no present plans or commitments and we are not currently engaged in any negotiations with respect to such transactions. Our management will retain broad discretion in the allocation of the net proceeds of this offering.

    Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared nor paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operations of our business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998 and as adjusted to reflect our sale of the shares of common stock in this
offering at an assumed initial public offering price of $               per
share and the application of the estimated net proceeds as described under the section, "Use of Proceeds." You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere in this prospectus.

                                                                     AS OF DECEMBER 31, 1998
                                                                    --------------------------
                                                                      ACTUAL     AS ADJUSTED

                                                                          (IN THOUSANDS)
Long-term debt, including current portion.........................  $      353    $      353
Redeemable preferred stock, $.01 par value; 41,446 shares
  authorized, issued and outstanding, actual; no shares
  authorized, issued and outstanding, as adjusted.................       4,680            --
Stockholders' equity:
  Preferred stock, $.01 par value, 4,958,554 shares authorized;
    none issued and outstanding, actual; 5,000,000 shares
    authorized and none issued and outstanding, as adjusted.......          --            --
  Common stock, $.01 par value, 15,000,000 shares authorized (not adjusted for stock split) and 13,093,514 shares issued and
    outstanding, actual;       shares issued and outstanding, as
    adjusted......................................................         131
  Additional paid-in capital......................................      16,940
  Common stock issuable...........................................       2,000            --
  Accumulated deficit.............................................     (16,073)      (16,073)
  Deferred compensation...........................................        (376)         (376)
                                                                    ----------  --------------
Total stockholders' equity........................................       2,622
                                                                    ----------  --------------
    Total capitalization..........................................  $    7,655    $
                                                                    ----------  --------------
                                                                    ----------  --------------

   The outstanding share information is based on our shares outstanding as of December 31, 1998. This information excludes:

    - 153,072 shares of common stock subject to options granted under our 1998 Equity Incentive Plan and outstanding as of December 31, 1998 at a weighted average exercise price of $2.39 per share;

    - 496,283 shares of common stock subject to options granted under our earlier Stock Option Plan and outstanding as of December 31, 1998 at a weighted average exercise price of $0.84 per share;

    - 579,328 additional shares of common stock reserved for issuance under our 1998 Equity Incentive Plan;

    - 903,314 shares of common stock reserved for outstanding warrants at a weighted average exercise price of $2.31 per share; and

    - 194,380 shares issued to an existing investor in January 1999, classified as common stock issuable as of December 31, 1998.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1998, was approximately $(3.1) million, or $(0.23) per share of common stock. The share information in this section includes 194,380 shares of common stock issued to an investor on January 4, 1999, for which we received payment of $2.0 million on December 31, 1998. Pro forma net tangible book value per share is equal to our tangible net assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 31, 1998. After giving effect
to the sale of         shares at an assumed initial offering price of $
per share and the application of the net proceeds from this offering, our pro forma net tangible adjusted book value at December 31, 1998 would have been
approximately $      , or $      per share of common stock. This amount
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution in net tangible
book value of $      per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................             $
  Pro forma net tangible book value per share at December 31, 1998.....  $   (0.23)
  Increase per share attributable to new investors.....................
                                                                         ---------
Pro forma net tangible book value per share after the offering.........
                                                                                    ---------
Dilution per share to new investors....................................             $
                                                                                    ---------
                                                                                    ---------

    The following table summarizes, on a pro forma basis as of December 31, 1998, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders and by new investors purchasing shares from us in the offering, at
an assumed initial public offering price of $      per share, before deducting
underwriting discounts and commissions and the estimated offering expenses payable by us:

                                                             SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                         -------------------------  --------------------------   PRICE PER
                                                            NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
Existing stockholders(1)...............................    13,287,894            %  $  18,706,185            %   $    1.41
New investors..........................................
                                                         ------------         ---   -------------         ---
    Total..............................................                          %  $                        %
                                                         ------------         ---   -------------         ---
                                                         ------------         ---   -------------         ---

-----------------------

(1) Includes $10,500,000 representing the value of the 3,885,531 shares of our common stock we issued in connection with our merger with RelevantKnowledge and $2.0 million paid by an existing investor for 194,380 shares of our common stock issued on January 4, 1999.

    If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by existing stockholders will be reduced to
      or   % of the total number of shares of common stock to be outstanding after this offering. In addition, the number of shares of common stock held by
the new investors will be increased to       , or   % of the total number of
shares of common stock to be outstanding immediately after this offering.

    The outstanding share information is based on our shares outstanding as of December 31, 1998. This information excludes:

    - 153,072 shares of common stock subject to options granted under our 1998 Equity Incentive Plan and outstanding as of December 31, 1998 at a weighted average exercise price of $2.39 per share;

    - 496,283 shares of common stock subject to options granted under our earlier Stock Option Plan and outstanding as of December 31, 1998 at a weighted average exercise price of $0.84 per share;

    - 579,328 additional shares of common stock reserved for issuance under our 1998 Equity Incentive Plan; and

    - 903,314 shares of common stock reserved for outstanding warrants at a weighted average exercise price of $2.31 per share.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data set forth below as of December 31, 1996, 1997 and 1998 have been derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, whose report for the three years ended December 31, 1998 is included elsewhere in this prospectus. The financial statements for the period ended December 31, 1995 are unaudited and in our opinion, those financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information. The financial statements for the period from inception to December 31, 1995 are based on operations of PC Meter, our predecessor, while it was still a division of NPD. The financial statements for the year ended December 31, 1996 are those of PC Meter and include three months of operations during which PC Meter was a division of NPD. The financial statements for the year ended December 31, 1998 include the results of operations of RelevantKnowledge from the date of the merger on November 5, 1998. The pro froma financial statements for the year ended December 31, 1998 give effect to the RelevantKnowledge merger as if it had taken place on January 1, 1998. You should read the selected financial data set forth below with the financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

                                                          PERIOD FROM
                                                           INCEPTION              YEAR ENDED              PRO FORMA
                                                            THROUGH              DECEMBER 31,             YEAR ENDED
                                                         DECEMBER 31,   -------------------------------  DECEMBER 31,
                                                             1995         1996       1997       1998         1998
STATEMENT OF OPERATIONS DATA:
  Revenues.............................................    $      --    $   1,033  $   3,188  $   6,331   $    8,145
  Costs of revenues....................................          140        1,744      3,463      4,121        7,000
                                                              ------    ---------  ---------  ---------  ------------
  Gross profit (loss)..................................         (140)        (711)      (275)     2,210        1,145
  Operating expenses:
    Research and development...........................           86          588        866      1,382        2,162
    Sales and marketing................................           45          929      2,022      2,888        4,512
    General and administrative.........................          101        1,148      1,516      3,064        6,037
    Amortization of intangibles........................           --           --         --        479        2,872
    Acquired in-process research and development.......           --           --         --      1,600        1,600
                                                              ------    ---------  ---------  ---------  ------------
      Total operating expenses.........................          232        2,665      4,404      9,413       17,183
                                                              ------    ---------  ---------  ---------  ------------
  Loss from operations.................................         (372)      (3,376)    (4,679)    (7,203)     (16,038)
  Interest income, net of interest expense.............           --           --         95         65          161
                                                              ------    ---------  ---------  ---------  ------------
  Net loss.............................................         (372)      (3,376)    (4,584)    (7,138)     (15,877)
  Preferred stock dividends............................           --           --       (290)      (314)        (314)
                                                              ------    ---------  ---------  ---------  ------------
  Net loss available to common stockholders............    $    (372)   $  (3,376) $  (4,874) $  (7,452)  $  (16,191)
                                                              ------    ---------  ---------  ---------  ------------
                                                              ------    ---------  ---------  ---------  ------------
  Basic and diluted net loss per common share
    applicable to common stockholders..................    $   (0.06)   $   (0.52) $   (0.75) $   (0.98)  $    (1.49)
                                                              ------    ---------  ---------  ---------  ------------
                                                              ------    ---------  ---------  ---------  ------------
  Shares used in calculating basic and diluted net loss
    per common share applicable to common
    stockholders.......................................        6,523        6,523      6,523      7,618       10,856

                                                                                            AS OF DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996       1997       1998
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $     583  $   1,869  $   8,012
Working capital (deficit)...........................................................     (2,478)       (47)     1,057
Total assets........................................................................      1,213      2,787     16,060
Due to NPD..........................................................................      2,782      1,284      4,706
Preferred stocks....................................................................         --      8,366      4,680
Total stockholders' equity (deficit)................................................     (2,478)    (8,274)     2,622

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

OVERVIEW

    We are the leading provider of Internet audience measurement products and services. Our products and services are critical to the continued growth and development of the Internet because they provide an effective, third-party audience measurement standard. Our customers use our data as a basis for making critical business decisions. We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include most of the leading Internet advertisers and advertising agencies, the most heavily trafficked Internet properties, leading technology companies and financial institutions. The quality and depth of our customer base and our high customer retention rate reflect our position as the leading Internet audience measurement service.

    Our business was originally conducted as a division within NPD, a leading marketing research firm. In March 1996, PC Meter, L.P., was formed to conduct our business in an entity separate from NPD. In April 1997, PC Meter was merged into Media Metrix. The assets and liabilities and related revenues and expenses of PC Meter have been reflected in our financial statements at their historical book values. See "Certain Transactions--Formation by NPD" financial statements and related notes thereto.

    In November 1998, we merged with RelevantKnowledge, our leading competitor. After giving effect to the merger, the former stockholders of RelevantKnowledge were issued 3,885,531 shares of Media Metrix common stock. See Note 4 of notes to our financial statements. Following the merger, we increased our panel size and began to integrate the best technological features from each company into our systems and processes. Due to the combination, in the fourth quarter of 1998 we had considerable expenses due to costs incurred by operating two distinct panels, production systems and administrative infrastructures. We anticipate that these costs will decrease as we more fully integrate the businesses and operations of the two companies. In connection with the merger, we acquired $6.2 million of intangibles, which will be amortized over a period varying from one to three years.

    Our revenues are derived from our measurement products and services. Our product offerings include both syndicated products and customized products. We sell our syndicated products on an annual subscription basis. We typically bill our syndicated clients, in advance, for the next three months of products. Since 1997, syndicated products have accounted for approximately 90% of our revenues, while customized products and services have accounted for approximately 10%. Our combined customer base increased from approximately 100 customers at the end of 1997 to more than 300 as of December 31, 1998. Of the 75 customers subscribing under annual contracts for our syndicated products and services at the end of 1997, over 95% remained customers at the end of 1998. With this high customer retention rate, we have a growing base of recurring revenues from our syndicated products and services.

    We recognize revenues for the syndicated products and services over the term of the related contract as services are provided. Revenues for customized products and services are recognized in the period in which the product or service is delivered.

    Our business model is based on creating multiple products and services from our core panel-based market research, technologies and databases. The core panel of 40,000 individuals under measurement has been established over the past three years. We recruit individuals to become members of our panel through random direct mail and telephone solicitations. We incur costs in connection with recruiting and retaining members of our panel. These costs are expensed in the year incurred. We plan to introduce a new version of our patented metering technology in 1999, which is expected to reduce the use of mail in connection with the panel and provide cost savings. Our rate of expense growth, other than panel and production, is primarily driven by increases in headcount and sales and marketing expenditures.

    We have incurred significant losses from operations since our inception. We incurred losses from operations of $3.4 million in 1996, $4.7 million in 1997 and $7.2 million in 1998. If the merger with RelevantKnowledge had taken place on January 1, 1998, our pro forma loss from operations for 1998 would have been $16.0 million. This pro forma loss from operations includes a full year of amortization of $2.9 million of intangibles and a non-cash expense recorded for the issuance of warrants of $971,000. As of December 31, 1998, we had an accumulated deficit of $16.1 million, of which $1.6 million related to the write-off of acquired in-process research and development in connection with the RelevantKnowledge merger. As of December 31, 1998, we had an outstanding payable to NPD for $4.7 million under the management services agreement, $4.1 million of which was paid in January 1999. Charges from NPD are expected to decrease in 1999 as we take on the direct management of our own payroll and computer systems.

    We expect that we will incur significant expenses in the future associated with our planned international expansion. In particular, we plan on hiring senior personnel to manage the anticipated international operations and on entering into joint ventures with local partners. This will probably involve the recruitment of a panel and the expenditure of significant funds. In addition, we intend to invest heavily in further development and improvement of our technologies and development of additional products and services.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations expressed as a percentage of revenues:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
Revenues...........................................................................      100.0%     100.0%     100.0%
Costs of revenues..................................................................      168.9      108.6       65.1
                                                                                     ---------  ---------  ---------
Gross profit (loss)................................................................      (68.9)      (8.6)      34.9
Operating expenses:
  Research and development.........................................................       56.9       27.2       21.8
  Sales and marketing..............................................................       90.0       63.4       45.6
  General and administrative.......................................................      111.1       47.6       48.4
  Amortization of intangibles......................................................         --         --        7.6
  Acquired in-process research and development.....................................         --         --       25.3
                                                                                     ---------  ---------  ---------
Total operating expenses...........................................................      258.0      138.2      148.7
                                                                                     ---------  ---------  ---------
Loss from operations...............................................................     (326.9)    (146.8)    (113.8)
Interest income, net...............................................................         --        3.0        1.0
                                                                                     ---------  ---------  ---------
Net loss...........................................................................     (326.9)%    (143.8)%    (112.8)%
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased 98.6% from $3.2 million for the year ended December 31, 1997 to $6.3 million for the year ended December 31, 1998. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for the years ended December 31, 1997 and 1998, respectively. Sales of customized products and services accounted for the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of our customers and an increase in the amount of products and services sold to our customers on average, and, to a lesser extent, the revenues associated with RelevantKnowledge's business for the period from November 5, 1998 to the end of the year. No single customer accounted for more than 10% of revenues during the year ended December 31, 1998. One customer accounted for approximately 19% of revenues for the year ended December 31, 1997.

    COSTS OF REVENUES. Costs of revenues consist primarily of costs associated with the recruitment and maintenance of the panel, data collection and production costs. Panel and data collection costs include costs associated with mailing and printing, incentives, help desk and associated personnel. Production costs include computer usage charges, printing, report distribution costs and personnel costs. Gross loss was $275,000 for the year ended December 31, 1997, or (8.6)% of revenues. Gross profit was $2.2 million for the year ended December 31, 1998, or 34.9% of revenues. The increase in gross profit for the year ended December 31, 1998 over the prior period was due to an increase in sales, including sales attributable to RelevantKnowledge's business for the period from November 5, 1998 to the end of the year, without a commensurate increase in costs. The increase in gross profit was partially offset by the costs associated with operating two panels following the RelevantKnowledge merger.

    RESEARCH AND DEVELOPMENT. Research and development costs consist primarily of personnel and other related costs attributable to the development of new products and services. All research and development costs have been expensed as incurred. Research and development costs were $866,000 for the year ended December 31, 1997, or 27.2% of revenues. Research and development costs were $1.4 million for the year ended December 31, 1998, or 21.8% of revenues. The increase in absolute dollars was due primarily to increases in research and development personnel, including the addition of personnel in connection with the RelevantKnowledge merger. The decrease in research and development costs as a percentage of revenues was due to revenues increasing at a greater rate.

    SALES AND MARKETING. Sales and marketing costs consist of personnel, commissions, travel and entertainment expenses, public relations costs, trade show expenses, seminars and marketing materials. Sales and marketing costs were $2.0 million for the year ended December 31, 1997, or 63.4% of revenues. Sales and marketing costs were $2.9 million for the year ended December 31, 1998, or 45.6% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel, including personnel acquired in connection with the RelevantKnowledge merger. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    GENERAL AND ADMINISTRATIVE. General and administrative costs consist primarily of personnel, lease payments for our facilities, telephone and utilities and professional services fees. General and administrative costs were $1.5 million for the year ended December 31, 1997, or 47.6% of revenues. General and administrative costs were $3.1 million for the year ended December 31, 1998, or 48.4% of revenues. The increase in absolute dollars was due to the expenses associated with increased personnel, expansion of our office facilities, expenses incurred after the merger with RelevantKnowledge and a non-cash compensation expense recorded in connection with stock options. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    AMORTIZATION OF INTANGIBLES. Amortization charges of $479,000 included two months of the amortization of RelevantKnowledge's panel, which is being amortized over 12 months and other intangibles acquired in our merger with RelevantKnowledge which are being amortized over three years.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with our merger with RelevantKnowledge, we expensed $1.6 million of acquired in-process research and development for the year ended December 31, 1998. Acquired in-process research and development represents the value attributed to three technologies in development at the time of the merger.

    LOSS FROM OPERATIONS. Our loss from operations was $4.7 million for the year ended December 31, 1997, or (146.8)% of revenues. Loss from operations was $7.2 million for the year ended December 31, 1998, or (113.8)% of revenues. Loss from operations was higher in 1998 due to the continued expansion of our business, the inclusion of two months of RelevantKnowledge losses and amortization of acquired intangibles. Loss from operations in 1998 included a $1.6 million write-off of acquired in-process research and development. The decrease in loss from operations as a percentage of revenues was due primarily to an increase in sales relative to the increases in costs of revenues and operating costs.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased 208.7% from $1.0 million for the year ended December 31, 1996 to $3.2 million for the year ended December 31, 1997. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for the years ended December 31, 1996 and 1997. Sales of customized products and services accounted for most of the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of our customers and an increase in the amount of services sold to our customers on average. No single customer accounted for more than 10% of revenues during either of the years ended December 31, 1996 or 1997.

    COSTS OF REVENUES. Gross loss was $711,000 for the year ended December 31, 1996, or (68.9)% of revenues. Gross loss was $275,000 for the year ended December 31, 1997, or (8.6)% of revenues. Costs of revenues increased substantially in 1997 due to costs associated with panel expansion. The decrease in the costs of revenues as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    RESEARCH AND DEVELOPMENT. Research and development costs were $588,000 for the year ended December 31, 1996, or 56.9% of revenues. Research and development costs were $866,000 for the year ended December 31, 1997, or 27.2% of revenues. The decrease in research and development costs as a percentage of revenues was due to revenues increasing at a greater rate.

    SALES AND MARKETING. Sales and marketing costs were $929,000 for the year ended December 31, 1996, or 90.0% of revenues. Sales and marketing costs were $2.0 million for the year ended December 31, 1997, or 63.4% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel and expansion of marketing efforts. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    GENERAL AND ADMINISTRATIVE. General and administrative costs were $1.1 million for the year ended December 31, 1996, or 111.1% of revenues. General and administrative costs were $1.5 million for the year ended December 31, 1997, or 47.6% of revenues. The increase in absolute dollars was due primarily to the expenses associated with increased personnel and associated expansion of our infrastructure. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    LOSS FROM OPERATIONS. Our loss from operations was $3.4 million for the year ended December 31, 1996, or (326.9)% of revenues. Loss from operations was $4.7 million for the year ended December 31,

1997, or (146.8)% of revenues. The decrease in the loss from operations as a percentage of revenues was due primarily to the large increase in revenues relative to the increases in costs of revenues and operating costs.

QUARTERLY RESULTS OF OPERATIONS

    The following is a table of unaudited quarterly statement of operations data for each of the quarters in the year ended December 31, 1998. This information is unaudited, but in our opinion, has been prepared substantially on the same basis as our audited financial statements, which are included elsewhere in this prospectus. All necessary adjustments, consisting only of normal recurring adjustments, have been included in these amounts to present fairly the unaudited quarterly results of operations. You should read these quarterly data in conjunction with our audited financial statements. You should not view the results of operations for any quarter as an indication of the results of operations for any future period.

                                                                                            QUARTER ENDED
                                                                           ------------------------------------------------
                                                                            MAR. 31,     JUNE 30,     SEPT. 30,   DEC. 31,
                                                                              1998         1998         1998        1998

                                                                                             (IN THOUSANDS)
Revenues.................................................................   $   1,160    $   1,345    $   1,493   $   2,333
Costs of revenues........................................................         800          801          885       1,635
                                                                           -----------  -----------  -----------  ---------
Gross profit.............................................................         360          544          608         698
Operating expenses:
  Research and development...............................................         248          260          274         600
  Sales and marketing....................................................         575          711          664         938
  General and administrative.............................................         434          412          633       1,585
  Amortization of intangibles............................................      --           --           --             479
  Acquired in-process research and development...........................      --           --           --           1,600
                                                                           -----------  -----------  -----------  ---------
Total operating expenses.................................................       1,257        1,383        1,571       5,202
                                                                           -----------  -----------  -----------  ---------
Loss from operations.....................................................        (897)        (839)        (963)     (4,504)
Interest income, net of interest expense.................................          45            4            7           9
                                                                           -----------  -----------  -----------  ---------
Net loss.................................................................   $    (852)   $    (835)   $    (956)  $  (4,495)
                                                                           -----------  -----------  -----------  ---------
                                                                           -----------  -----------  -----------  ---------

                                                                                         QUARTER ENDED
                                                                       --------------------------------------------------
                                                                        MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                                                                          1998         1998         1998         1998
Revenues.............................................................       100.0%       100.0%       100.0%       100.0%
Costs of revenues....................................................        69.0         59.6         59.3         70.1
                                                                            -----        -----        -----   -----------
Gross profit.........................................................        31.0         40.4         40.7         29.9
Operating expenses:
  Research and development...........................................        21.4         19.3         18.3         25.7
  Sales and client service...........................................        49.6         52.9         44.5         40.2
  General and administrative.........................................        37.4         30.6         42.4         68.0
  Amortization of intangibles........................................      --           --           --             20.5
  Acquired in-process research and development.......................      --           --           --             68.6
                                                                            -----        -----        -----   -----------
Total operating expenses.............................................       108.4        102.8        105.2        223.0
                                                                            -----        -----        -----   -----------
Loss from operations.................................................       (77.4)       (62.4)       (64.5)      (193.1)
Interest income, net of interest expense.............................         3.9          0.3          0.5          0.4
                                                                            -----        -----        -----   -----------
Net loss.............................................................       (73.5)%      (62.1)%      (64.0)%     (192.7)%
                                                                            -----        -----        -----   -----------
                                                                            -----        -----        -----   -----------

    Our revenues have increased in all quarters presented as a result of the continuous expansion of our customer base, the sale of additional products and services to our existing customers and the release of new products and services. Results for the quarter ended December 31, 1998 are not comparable to other quarterly results due to the inclusion of RelevantKnowledge for the last two months of the quarter, as well as amortization of intangibles and the write-off of acquired in-process research and development in association with the merger, and a non-cash compensation expense recorded in connection with stock options. In addition, in the fourth quarter of 1998 we incurred considerable expenses due to costs incurred by operating two distinct panels, production systems and infrastructures.

    Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. See "Risk Factors--Our Operating Results May Fluctuate From Quarter to Quarter."

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through an initial investment and loan by NPD, the private placement of equity securities, RelevantKnowledge's cash on hand at the time of the merger and cash from operations. In April 1997, we completed a $4.0 million private placement of our equity securities. On November 4, 1998, some of our warrant holders exercised warrants and acquired common stock for an aggregate purchase price of $1.5 million. On January 4, 1999, we issued to an existing stockholder common stock for an aggregate of $2.0 million, which had been received by December 31, 1998.

    Net cash used in operating activities was $342,000 for the year ended December 31, 1996, $4.8 million for the year ended December 31, 1997 and $411,000 for the year ended December 31, 1998. For each year, net cash used in operating activities was substantially impacted by the amount owed to NPD. In the year ended December 31, 1998, the amounts owed to NPD increased by $3.4 million. We expect that net cash used in operating activities in the first quarter of 1999 will substantially increase due to the repayment of amounts due to NPD for 1998. After this offering, we expect to pay NPD on a current basis.

    Net cash provided by (used in) investing activities was zero for the year ended December 31, 1996, $(135,000) for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. Cash provided by investing activities for the year ended December 31, 1998 resulted primarily from the acquisition of $3.2 million of cash in the RelevantKnowledge transaction.

    Net cash provided by financing activities was $925,000 for the year ended December 31, 1996, $6.2 million for the year ended December 31, 1997 and $3.5 million for the year ended December 31, 1998. Cash provided by financing activities for the year ended December 31, 1998 resulted from the $1.5 million proceeds from the exercise of warrants and the receipt of $2.0 million on December 31, 1998 relating to the sale of common stock in January 1999.

    As of December 31, 1998, we had $8.0 million of cash and cash equivalents. As of December 31, 1998, our principal commitments consisted of accrued obligations for 1998 under our agreements with NPD in the amount of $4.7 million, of which $4.1 million was paid in January 1999. In addition, as of December 31, 1998, our redeemable preferred stock had an aggregate liquidation value of $4.7 million. All of our redeemable preferred stock is held by NPD. We intend to use a portion of the net proceeds from this offering to redeem all of the outstanding redeemable preferred stock.

    Although we have no material commitments for capital expenditures, management anticipates that we will experience a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including in connection with the anticipated separation of our systems from those of NPD. We currently anticipate that we will continue to experience growth in our operating expenses for the foreseeable future and that operating expenses will be a material use of our cash resources. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents and short-term investments, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

    STATE OF READINESS

    We rely on NPD's computer and communications networks for collecting and processing much of our data. NPD has advised us that it has substantially completed a comprehensive review of its products, information systems and critical suppliers for year 2000 compliance and has reported that its computer and communications networks are year 2000 compliant. At this time, we have contracted with NPD under the management services agreement to undertake a full review of RelevantKnowledge's products, information systems and critical suppliers. An initial report has indicated that there are no major issues. A review will be completed in March 1999.

    We have reviewed our meter, as well as our internal programs, and have preliminarily determined that there are no significant year 2000 issues within the meter or our systems or services. We are currently in the process of correcting deficiencies which were identified in the course of our review of our systems and expect to conduct a test of the updated software by the end of the first quarter of 1999. We are currently installing new billing, accounting and administrative systems which are scheduled to be fully operational during 1999 and which have been represented will be fully year 2000 compliant when fully operational.

    Our assessment plan consists of:

    - quality assurance testing of our proprietary software, including our metering technology;

    - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the collection and processing of the data received from panelists;

    - contacting vendors of material non-IT systems;

    - assessment of repair or replacement requirements;

    - repair or replacement;

    - implementation; and

    - creation of contingency plans in the event of year 2000 failures.

    COSTS

    To date, we have not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance matters generally. At this time, we do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. If expenses relating to year 2000 compliance are higher than anticipated, it could have a material adverse effect on our business, results of operations and financial condition.

    RISKS

    We are not currently aware of any year 2000 compliance problems relating to our meter or our data collection and retrieval systems that would have a material adverse effect on our business, results of operations and financial condition, other than those that are currently being corrected. However, we cannot assure you that we will not discover year 2000 compliance problems in the meter or the data retrieval and collection systems that will require substantial expenditures to correct. In addition, there can be no assurance that third-party software, hardware or services incorporated into our systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix the meter or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address year 2000 compliance issues in our meter and our operating systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    In addition, we can not assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from receiving data from our panelists, processing the data and providing reports to our clients, which would have a material adverse effect on our business, results of operations and financial condition.

    CONTINGENCY PLAN

    As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. The results of our year 2000 testing to take place in the first quarter of 1999 and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

INTRODUCTION

    We are the leading provider of Internet audience measurement products and services. We measure usage of the entire Internet, including the Web and proprietary on-line services like America Online. Our products and services enable the continued growth and development of the Internet by providing reliable, third-party audience measurement data that our customers use as a basis for making critical business decisions. We collect these data by measuring Internet usage from a representative sample, or panel, of personal computer users with our proprietary tracking technology. We maintain the largest panel of Internet users under continuous measurement in the world. We have the only panel currently reporting Internet usage both at work and at home, as well as the usage of proprietary on-line services. We are the authoritative source for Internet audience measurement data. In January 1999, our data were cited in more than 400 print and on-line articles.

    We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include most of the leading Internet advertisers and advertising agencies, the most heavily trafficked Internet properties, leading technology companies and financial institutions. The quality and depth of our customer base and our high customer retention rate reflect our position as the leading Internet audience measurement service.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET

    The Internet has emerged as a global medium that allows millions of people worldwide to obtain information, communicate and conduct business electronically. The largest segments of the Internet are the World Wide Web and proprietary on-line services, like America Online. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow from approximately 68.7 million in 1997 to approximately 319.8 million by the end of 2002. Additionally, America Online, the largest on-line service provider, had approximately 16 million service subscribers at the end of 1998. The continued growth in Internet usage will be driven by:

    - the large and growing number of personal computers installed in homes and offices;

    - easier, faster, more reliable and less expensive access to the Internet;

    - the availability of more and better content on the Internet;

    - the increased use of the Internet to buy and sell products and services;

    - improvements in network infrastructure;

    - the increasing ability to access the Internet with devices like televisions and telephones; and

    - the increasing familiarity and acceptance of the Internet by businesses and consumers.

    GROWTH OF INTERNET ADVERTISING AND ELECTRONIC COMMERCE

    The unique interactive nature of the Internet has led to its rapid emergence as a compelling vehicle for advertisers. The Internet offers advertisers the ability to target:

    - people with specific sets of interests;

    - users with desirable demographic characteristics; and

    - populations within specific regions, localities or countries.

    The Internet also gives marketers the potential to:

    - establish dialogues and individual relationships with customers;

    - receive direct feedback on their advertising;

    - quickly and cost-effectively adapt their advertising to respond to customer feedback; and

    - reach broad, global audiences.

    According to Forrester Research, Internet advertising spending worldwide is expected to increase dramatically over the next five years, as illustrated by the following chart:

                    WORLDWIDE INTERNET ADVERTISING SPENDING
                                ($ IN MILLIONS)

                                 1998       1999       2000       2001       2002       2003
North America................  $   1,300  $   2,335  $   3,995  $   5,365  $   7,775  $  10,500
Europe.......................        105        235        525      1,050      1,840      2,765
Asia/Pacific.................         80        130        250        475        815      1,245
Latin America................         20         45        110        230        420        645
                               ---------  ---------  ---------  ---------  ---------  ---------
Total........................  $   1,505  $   2,745  $   4,880  $   7,120  $  10,850  $  15,155
                               ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------

    The growing adoption of the Internet also represents an enormous opportunity for marketers to conduct commerce over the Internet. This is commonly referred to as e-commerce. E-commerce can be fast, inexpensive and convenient. A growing number of users have transacted business over the Internet, including trading securities, buying goods, purchasing airline tickets and paying bills. As business and consumer acceptance of e-commerce grows, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise and facilitate transactions. According to IDC, e-commerce is expected to increase dramatically over the next five years, as illustrated by the following chart:

                    WORLDWIDE E-COMMERCE REVENUES (WEB ONLY)
                                ($ IN MILLIONS)

                                  1997       1998       1999       2000       2001       2002
E-commerce revenues...........  $  12,403  $  32,383  $  67,113  $ 132,966  $ 237,233  $ 425,730

    The growth in Internet advertising spending will ultimately depend on the ability of advertisers to plan their advertising expenditures by using reliable data that demonstrate audience size and the value of Internet advertisement placement. Timely audience measurement data have emerged as "must have" information. This information enables the buying and selling of advertising and sponsorship support. Additionally, reliable Internet audience measurement data are key drivers of the e-commerce industry because they enable Internet marketers to analyze consumer behavior and focus their Internet investments.

    THE NEED FOR A MEASUREMENT STANDARD

    Traditional media - including television, radio and print - are largely supported by advertising spending. One of the principal elements that drives the growth of advertising in all media is the availability of audience measurement data, or ratings. In each medium, a single standard of audience measurement has emerged. For over 40 years, Nielsen's estimates of televison audience size and composition have served as the standard for audience measurement of national and local television advertising. Arbitron serves as the radio audience measurement standard, and MRI serves as the magazine readership measurement standard. These third-party standards provide a uniform basis of measurement which advertisers, media companies, ad agencies and the financial community rely on to make critical business decisions.

    Given the widespread availability of essentially free information on the Internet, it has been difficult for Web sites and proprietary on-line services to induce people to pay for on-line content. Advertising is a critical revenue stream for providers of on-line content and services. As Web sites and on-line content providers seek to increase advertising revenues, and as on-line advertisers seek to determine where they should spend their advertisement dollars, demand is growing for reliable statistics and standardized methods to evaluate Internet usage. As a result, a standard for Internet audience measurement must emerge, which will:

    - measure a large and representative sample of Internet users;

    - track activity on the entire Internet, not just the Web, so that key properties like America Online and other proprietary on-line services and technologies are included;

    - measure the Internet audience both at work and at home, because Internet usage differs in these two environments; and

    - be unbiased and independent from advertisers and content providers.

    As in traditional media, an independent standard of audience measurement must be adopted by advertisers and marketers on the Internet. A significant business opportunity exists for the company that provides this standard.

THE MEDIA METRIX SOLUTION - SETTING THE STANDARD

    We are the leading provider of Internet audience measurement products and services. Our products and services are critical to the continued growth and development of the Internet because they provide a reliable, third-party audience measurement standard. Our customers use our data as a basis for making effective business decisions. We are the authoritative source for Internet audience measurement data. In January 1999, our data were cited in more than 400 print and on-line articles. We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include most of the leading Internet advertisers and advertising agencies, the most heavily trafficked Internet properties, leading technology companies and financial institutions.

    We have become the leading provider of Internet audience measurement products and services because of the following:

    WE PROVIDE COMPREHENSIVE AUDIENCE MEASUREMENT. Our leading position is based on our unique ability to measure the entire Internet audience, including people who use the Web and proprietary on-line services. We have the largest panel of Internet users under continuous measurement, and the only panel measuring at-work usage. Furthermore, we believe that we are the only third party that currently provides reliable audience measurement data of the America Online proprietary on-line service.

    WE DELIVER ACKNOWLEDGED EXPERTISE IN MARKETING AND MEDIA RESEARCH. The members of our management team are leaders in the field of Internet audience measurement and share a vast repository of knowledge in panel-based research, media research, media research technology, television and print media and in various fields of marketing research. As a result, we have extensive expertise in the development and management of representative consumer and business panels to collect data. This is a complicated process that is performed effectively by only a limited number of marketing research companies. Panel recruitment must be managed carefully in order to construct a panel broad enough to provide sufficient sample size and varied enough to provide meaningful data on different population segments. Our management team's experience in the art of managing panels results largely from its experience at NPD, one of the ten largest U.S.-based marketing research firms and a leading provider of panel-based marketing information. Because of this expertise, we have successfully built and maintained a high quality Internet panel.

    WE MEET THE NEEDS OF AN INFLUENTIAL CUSTOMER BASE. Our success is due in part to our large base of established client companies, including leading new and traditional media companies, advertising agencies, technology companies, e-commerce marketers and financial institutions. These customers are responsible for a significant percentage of total Internet advertising revenues. As a result, they are influential in determining the standard for Internet audience measurement. These customers rely on our data to make effective business decisions. We work with our customers and key trade associations to gain critical insights into evolving markets and to remain at the forefront of ongoing changes in the industry. This allows us to continue to effectively meet our customers' needs.

    WE DEMONSTRATE TECHNOLOGICAL LEADERSHIP. We collect data through our patented metering method, which measures activity at the operating system level of a panelist's personal computer. By measuring activity at the operating system level, we believe we are well positioned to measure any new digital media that may emerge. Our metering technology produces data on Internet usage, on-line service usage and hardware and software applications usage. Once data are collected, we construct dynamic databases from which we produce our reports quickly and cost-effectively.

    WE PROVIDE BROAD PRODUCT OFFERINGS AND DELIVERY OPTIONS. We offer a broad range of comprehensive, reliable and timely audience measurement products and services. Our product offerings include both syndicated products and customized products. Syndicated products are standardized products that appeal to a broad range of customers. Customized products are tailored to meet individual customer needs. We continually expand our services in anticipation of our customers' needs and the changes and growth of the industry we serve. We offer our customers a variety of options for delivery of our reports, including via the Web, e-mail, computer disk and hard copy reports.

STRATEGY

    Our goal is to capitalize on our current leadership position in order to become the accepted standard for Internet audience measurement. We intend to achieve this goal through the following strategies:

    CONTINUE OUR INDUSTRY LEADERSHIP. We expect to continue our history of innovation as the pioneer of Internet audience measurement. We plan to continue to develop our market-leading technology and leverage our panel and databases to develop broader and more in-depth products and services. We maintain the largest panel of Internet users under continuous measurement in the world. We are the only company that reports at-work Internet usage, and the only third party that reports usage of proprietary on-line services like America Online. We plan to remain at the forefront of change in the industry by continuing to work closely with our customers and by actively working with key trade associations and non-profit organizations to establish standards for Internet audience measurement.

    DEVELOP PRODUCTS TO ACCELERATE E-COMMERCE GROWTH. We believe that the success and growth of e-commerce, like Internet advertising, will be driven largely by the availability of comprehensive and reliable quantitative and qualitative data. These data must provide key statistics for the evaluation of e-commerce businesses and business strategies. We are working with our clients to develop products that will enable our clients to target Internet users most likely to engage in e-commerce by providing behavioral and demographic data on people who purchase products, actively shop, or merely click on to a particular e-commerce site.

    EXPAND AND INCREASE PENETRATION OF OUR CLIENT BASE. We will continue to add new customers, build on our successful client retention strategy and further expand our existing customer relationships by offering products and services that are valuable to our customers. We believe that our success in becoming the leading Internet audience measurement service has been validated by our historical ability to retain substantially our entire client base from year to year. Of our customers under contract at the end of 1997, over 95% remained customers at the end of 1998. We anticipate expanding our client base as Internet advertising spending and e-commerce transactions increase and as more Internet related businesses and advertisers require audience measurement data.

    EXPAND INTERNATIONALLY. Unlike most media, which are delivered to a national or local market, the Internet is the first medium that is regularly delivered to a worldwide audience. For this reason, integrated, worldwide audience measurement will be critical for advertisers to understand whom they are reaching and for media properties to be able to effectively sell their available advertising inventory. Additionally, over the next five years, Internet advertising spending growth rates worldwide are projected to exceed spending growth rates in the United States alone. We are responding to the demands of our customers to obtain reliable Internet audience measurement data in key non-U.S. markets. To capitalize on this trend, we intend to leverage our proprietary panel, technology and brand recognition to become a worldwide provider of Internet audience measurement services. We intend to rapidly expand our presence in the international marketplace by developing additional products in conjunction with local strategic partners who are leaders in panel-based marketing and media research.

    DEVELOP NEW PRODUCTS AND SERVICES. In addition to e-commerce related products, we intend to continue to develop new products and services to meet the growing needs of our customer base. As of December 31, 1998, we employed 14 people in new product development. We intend to expend significant additional resources, including a portion of the proceeds from this offering, to expand our new product development efforts. We are developing products that will offer qualitative data measurement and expanded local market coverage. We are also developing additional products and services based on our ability to gather real-time data. We also intend to increase sales of customized products and services to present and future clients. In addition, we intend to leverage the capabilities of our patented metering method by creating and developing new products based on a database that contains information on each panelist's system's hardware configuration and software usage.

PRODUCTS AND SERVICES

    Our principal products and services are derived from data collected from our panel and stored in our core databases, which we use to produce the following:

    - syndicated Internet audience measurement reports and services;

    - customized Internet audience measurement reports and services; and

    - hardware and software technology usage measurement reports and services.

    SYNDICATED PRODUCTS. We provide syndicated Internet audience measurement products and services as our core business. Our key syndicated products consist of:

PRODUCT                               DESCRIPTION
THE WEB REPORT......................  Our flagship syndicated audience measurement product contains the following two components:

                                      - THE KEY MEASURES REPORT: provides measures for all reportable Web sites, categorized within major sectors. Key measures include:
                                      - unique visitors;
                                      - the percentage of the total Web audience in a month that could be reached via each reported Web site, commonly referred to as reach;
                                      - average usage days per user;
                                      - average unique Web pages visited per day and per month;
                                      - age and gender composition; and
                                      - demographic composition.

                                      - THE TREND REPORT: provides information on trends within the sectors in the Key Measures Report for a six-month period. One section of the Trend
                                      Report includes trends over a three-month period for key measures. Another section provides an alphabetical listing of over 10,000 measured Web sites and properties and the reach trends for each during the relevant six-month period.

THE DIGITAL MEDIA REPORT............  Provides measurement of audience usage of proprietary on-line services like
                                      America Online, push technology like PointCast, other proprietary services like Juno, as well as all information collected in the Web Report. Allows for the comparison of all digital media. Measures reported include:
                                      - unique visitors;
                                      - reach;
                                      - usage days per person;
                                      - minutes per usage day and per month; and
                                      - age and gender composition.

THE LOCAL MARKET REPORT.............  Tracks national and local market reach, demonstrating how national and local Web sites perform within each of 14 top local markets. Data are compiled on a monthly basis. We intend to expand our coverage to 25 local markets in 1999.

THE AD NETWORK REPORT...............  Details reach, frequency and demographic information across ad sales networks and other ad-supported networks like DoubleClick, 24/7 Media,
                                      Flycast, LinkExchange and AdSmart. The measures reported include the full network reach and reach of those Web pages where ads have been served.

LIFEGRAPHICS........................  Provides behavioral data for lifestyles and purchase tendencies of Web users.

    Currently, we also capture certain information about ad banners and use it as input to our Ad Network Reports and to custom analyses. Ad banners are the primary format for delivering advertisements over the Internet. In the future, we may provide a report on ad banner usage.

    CUSTOMIZED SERVICES, REPORTS AND ANALYSES. We leverage our vast database of information on Internet usage and technology usage to provide clients with a broad range of special services, reports and analyses, including the following:

PRODUCT                               DESCRIPTION

INDUSTRY SECTOR/VERTICAL MARKET
  REPORTS...........................  Reports in-depth information on Web site performance within a specific industry sector or vertical market.

RETENTION ANALYSES..................  Reports the percentage of audience that visits a Web site during a particular month and returns during following months.

USAGE REPORTS.......................  Segments Web and Web site traffic into heavy, medium and light usage groups and compares behavior, usage pattern and demographics.

SITE CONTENT REPORTS................  Analyzes specific user-defined content areas, or channels, within a Web site and reports on all items in the Key Measures Report.

PERSONAL CLICKSTREAM REPORTS........  Reports actual click-by-click, page level behavior of a sample of users within a particular Web site as well as their behavior across the entire
                                      Web.

TRAFFIC REFERRAL REPORTS............  Reports a summary of Web sites that users visit just prior to visiting a particular Web site and indicates where they go after exiting the site.

SITE INTERACTION REPORTS............  Quantifies the degree to which a Web site shares audience with other Web sites and properties, detailing exclusive and duplicated audience share.

    TECHNOLOGY USAGE MEASUREMENT REPORTS. Our meter captures data on all software applications used each time a panelist logs onto his or her computer. The meter also captures data on all hardware configurations and software availability on the user's computer. We use these data to compile reports on technology usage for companies that develop and market hardware and software applications and for Web sites that seek to understand the technical specifications of their visitors' computer systems.

PRODUCT                               DESCRIPTION

HARDSCAN REPORT                       HardScan, SoftScan and SoftUsage Reports provide details on hardware
SOFTSCAN REPORT                       ownership, peripheral ownership, branding information, installed
SOFTUSAGE REPORT                      applications and system software, including Internet browsers, and use of
LINKAGE REPORTS                       software applications categorized by Software Publishers' Association
US CONSUMER PC REPORT                 segments. The analyses in the Linkage Reports and the US Consumer PC Report
                                      provide a unique look at the relationships between hardware, software, media, ownership and usage.

CUSTOMERS

    We have over 300 customers who use our data for many purposes like planning, buying and selling advertising; developing e-commerce strategies; understanding consumer behavior; gaining competitive market intelligence; and analyzing investment decisions. Our customers are typically leaders in their respective fields, and include the following:

CLIENT SECTOR                         TYPICAL CLIENTS

Media Organizations.................  All of the top 20 Internet properties, including America Online, Buena
                                      Vista/Disney, Excite, GeoCities, Infoseek, Lycos, Netscape, Time Warner and
                                      Yahoo!

Advertising Agencies................  Interpublic Group, J. Walter Thompson, Modem Media.Poppe Tyson, Omnicom and
                                      Young & Rubicam

Advertisers and Marketers...........  Amazon.com, CDNow, eBay and General Motors

Technology Companies................  AT&T, Compaq, GTE, Hewlett-Packard, IBM and Microsoft

Financial Community.................  E*Trade, Fidelity, Goldman Sachs and Morgan Stanley Dean Witter

    We typically enter into 12-month or longer subscription contracts with our customers, some of whom are covered by multi-client master contracts with parent corporations, like Time Warner and Buena Vista/Disney, to provide standard, syndicated products and services or customized reports and analyses. It is typical for our customers initially to purchase one of our standard products and to upgrade over time. Of our customers under contract at the end of 1997, over 95% remained customers at the end of 1998.

MARKETING AND SALES

    A critical element of all of our marketing efforts is to build awareness of the Media Metrix brand. Our Internet audience measurement data receive extensive publicity due to press reporting of Internet activity which either references or is based on our data. During the month of January 1999, for example, our data were cited in more than 400 print and on-line articles. Other publicity is generated through public relations activity and public speaking engagements by our executive officers.

    We sell and market our products through our direct sales force, which was comprised of 19 sales representatives as of December 31, 1998. A portion of our sales force is dedicated to servicing and maintaining current clients. The remainder is dedicated to developing new clients. Our sales force operates out of our New York, San Francisco and Atlanta offices. Sales representatives receive a base salary and are eligible for commissions based on revenues and sales goals.

AUDIENCE MEASUREMENT METHODOLOGY

    Our methodology has been developed from our background in panel recruitment and management and includes our proprietary measurement technology. Key elements of our methodology include:

    PANELS AND DATA COLLECTION. Our panel is a representative sample of personal computer users, including at-home and at-work users. We recruit panels by random direct mail and telephone solicitation, both of which are standard recruitment methods in marketing research. Our panel currently consists of over 40,000 individuals under measurement. In connection with our panel recruitment process, each panelist is required to fill out a detailed questionnaire to provide background demographic information. The questionnaire provides information such as age, gender, household income, geographic region, level of education, size of household and job classification of the panelists.

    Our proprietary metering system, or meter, is a software application installed on a panelist's personal computer. It monitors activity of the personal computer's operating system and browser. The meter passively records what users do on their personal computers on a second-by-second basis, including:

    - the start and stop time of each activity;

    - which application is being used;

    - detailed usage activity for proprietary on-line services; and

    - page-by-page viewing on the Internet.

    Once the meter has collected the data from the panelist's personal computer, data are transmitted to our offices for processing either via disk or via automatic transfer over the Web. We plan to introduce a new version of our metering system in 1999. The new meter will capture additional details of Internet usage to accurately report audience behavior of emerging media such as streaming audio and video. This version will also provide real time transmission of data on usage. We also collect data via questionnaires distributed through direct mail and over the Web. We utilize our own software to collect information on hardware configurations and software installations of our panelists.

    The statistical quality of the information that we collect is a function of minimizing both sampling error and measurement error. Sampling error is a function of the size and quality of the sample. Measurement error is a function of the scope of the universe under measurement. We minimize sampling error by maintaining a large, high quality panel. We minimize measurement error by measuring all Internet usage, including the Web, proprietary on-line services like America Online and all other activity on our panelists' personal computers. We believe that we are the only company in the marketplace concentrating on minimizing both sources of error for the measurement of the Internet market.

    DATA ANALYSIS AND REPORT GENERATION AND DELIVERY. Data retrieved from the meter are transmitted or downloaded to file servers and then combined with those of all the other panelists. The data are then used to construct several databases, which we use to provide our reports. We deliver our reports in one or more of the following formats: via proprietary Web-based delivery systems; e-mail; computer disk or hard copy.

OPERATIONS AND TECHNOLOGY

    We have built our primary data collection, retrieval and processing system based on systems and software developed by NPD. Our system has been designed around industry standard data architectures. Backup procedures are built into the processing environment in order to reduce downtime in the event of outages or catastrophic occurrences. Our hardware systems are hosted at NPD's Uniondale, New York facility, our Atlanta, Georgia facility, NPD's Port Washington, New York facility, and at two offsite professionally-managed computer centers in Atlanta, Georgia and Santa Clara, California. We outsource the operation of much of our technical infrastructure to NPD.

    As of December 31, 1998, we had 19 employees dedicated to research and development. We incurred research and development expenses of $588,000 in 1996, $865,000 in 1997 and $1.4 million in 1998. We anticipate that we will continue to devote significant resources to product development and the development of delivery technology in the future as we add new reports and databases.

INTELLECTUAL PROPERTY

    We regard the protection of our patents, copyrights, service marks, trademarks and trade secrets as important to our future success and rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights.

We require all employees and contractors to enter into confidentiality and invention assignment agreements, and we enter into nondisclosure agreements with third-parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps we have taken or will take in the future will be sufficient to protect our technology from infringement or misappropriation or to deter independent development of similar or superior technologies by others.

    We seek to obtain the issuance of patents registration and the trademarks and service marks in the United States and selected other countries. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are or will be made available. We also expect to license certain proprietary rights such as patents, trademarks or copyrighted material to strategic partners in the course of our planned international expansion. While we will attempt to ensure that the quality of our service is maintained by such licensees, we cannot assure you that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, results of operations and financial condition.

    We also rely on certain technologies that we license from third parties, like NPD, which licenses to us key software products and database technology. We cannot assure you that these third-party technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

    We have been issued a patent in the United States with regard to our meter methodology. We also have patent applications pending in the European Patent office and in Australia, Brazil, Canada, Japan, Mexico, Norway and the United States.

    We have also applied for a patent in the United States and other foreign jurisdictions on the methodology for monitoring of remote data access on a public computer network which comprises the former RelevantKnowledge meter. This application is currently pending.

    In connection with our federal trademark application for the name "Media Metrix," a third party has filed an opposition to our application.

    To date, we have not been notified that our technologies infringe the proprietary rights of third parties. We cannot assure you that others will not claim that we have infringed proprietary rights with respect to past, current or future technologies. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. Any of those claims, whether meritorious or not, could be time-consuming, result in costly litigation or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

COMPETITION

    The market for measurement services for Internet technologies is new, rapidly evolving and competitive. We expect that competition will intensify in the future. We compete with other providers of Internet audience measurement services, which are considered either consumer-centric measurement services or site-centric measurement services. Consumer-centric services track usage among a sample of users to provide an account of overall Internet usage behavior. Site-centric services measure activity at a single web site and provide measurement of activity at a particular Web site. We are a consumer-centric service and compete directly with other consumer-centric measurement services and indirectly with operators of site-centric measurement systems.

    Currently, we compete directly with NetRatings. Nielsen Media Research, the leading provider of television audience measurement services, has announced plans to introduce a product to compete with ours. Nielsen has significantly more financial and other resources than we do. If Nielsen does in fact launch a product, it could prove to be a significant competitor. Nielsen has also announced that it intends to make an investment in NetRatings in order to utilize the NetRatings tracking software. Other potential competitors include PC Data, a marketing research firm that provides research on personal computer software and hardware sales, and @Plan, a consumer-centric, qualitative measurement service.

    In addition, we may face competition from individual Web sites that may develop new and independent methods of measuring their own audience. We also face competition from other companies that develop alternative audience measurement technologies to those already provided by us or our current competitors. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition.

    We believe that the principal competitive factors in our market are the ability to:

    - create high-quality, timely and reliable consumer and business panels of a sufficient size and representative nature to provide the necessary data;

    - provide measurement services of proprietary on-line services and Internet-related activity as well as measuring Web activity; and

    - establish credibility and provide a trusted independent source of data.

    Some of our competitors and potential competitors have longer operating histories, larger customer bases and greater brand recognition in other businesses and significantly greater financial, marketing, technical and other resources than we do. We also face competition in the area of development of representative consumer and business panels to provide data. In addition, other measurement services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to technology and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and diminished value in our services. We cannot assure you that we will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. New technologies and the expansion of existing technologies may also increase the competitive pressures on us by enabling our competitors to offer a lower-cost service.

EMPLOYEES

    As of December 31, 1998, we had 88 full-time employees, with:

    - 19 in research and development;

    - 21 in operations;

    - 34 in sales, marketing and client service; and

    - 14 in management, administration and finance.

    Our employees are not covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage and consider our employee relations to be good.

PROPERTIES

    Currently, our operations and research and development facilities are located in Port Washington and Uniondale, New York, which are leased to us by NPD under the terms of a management services agreement. See "Certain Transactions--Management Services Agreement." In addition, we lease office space in Atlanta, Georgia, San Francisco, California, and New York, New York. We also sublease additional office space at another location in New York, New York. We are in the process of looking for additional leaseable space in New York, New York.

    The property we currently utilize in Port Washington is leased by NPD from NPD Realty Group, LLC, a limited liability company which is owned by Tod Johnson, The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust. See "Certain Transactions--Transactions with Directors and Executive
Officers--Management Services Agreement."

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The executive officers, key employees and directors of Media Metrix, and their ages and positions, are:

NAME                                         AGE                                   POSITION
Tod Johnson............................          54   Chairman of the Board, Chief Executive Officer and Director

Mary Ann Packo.........................          44   President and Chief Operating Officer

Steve Coffey...........................          43   Executive Vice President

Thomas A. Lynch........................          38   Chief Financial Officer, Secretary and Treasurer

Doug McFarland.........................          49   Senior Vice President, Sales

Jeffrey C. Levy(1).....................          36   Director and Vice Chairman

Michael C. Brooks(2)...................          54   Director

Stig Kry(2)............................          70   Director

William W. Helman(1)...................          40   Director

James Mortensen(1)(2)..................          73   Director

Timothy F. S. Cobb.....................          34   Executive Consultant

-----------------------
(1) Compensation committee member.

(2) Audit committee member.

    TOD JOHNSON has been our Chairman of the Board and Chief Executive Officer since March 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. He has served as the Chairman and Chief Executive Officer of NPD since 1971. He has also served as Chairman of the Advertising Research Foundation and was the Founding Co-Chairman of the Council for Marketing and Opinion Research. Mr. Johnson earned a B.S. and an M.S. from Carnegie Mellon University.

    MARY ANN PACKO has been our President and Chief Operating Officer since March 1997. She has been involved in managing our business since July 1996. She served as Executive Director of IPSOS-NFO Europe, Paris, from July 1995 to July 1996 and as Vice President of New Ventures with NFO Worldwide from July 1994 to July 1995. Prior to July 1994, Ms. Packo was the President of the Custom Services Division of NPD Canada. Ms. Packo co-founded and was President of National Yellow Pages Monitor and has served on the Board of Directors of the Internet Advertising Bureau. Ms. Packo received her B.S. from Miami University, Oxford, Ohio.

    STEVE COFFEY has been our Executive Vice President since 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. Mr. Coffey also headed the Advanced Research and Development team at NPD from October 1994 to January 1996, where he founded and launched PC Meter. Mr. Coffey received an M.S. from Columbia Business School.

    THOMAS A. LYNCH has been our Chief Financial Officer since March 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. He also served as Senior Vice President and Chief Financial Officer of NPD from May 1995 to November 1998. Prior to joining NPD, Mr. Lynch was a partner at KPMG Corporate Finance in Tokyo, Japan. Mr. Lynch earned a Bachelors of Commerce degree from University College Dublin, Ireland and an M.B.A. from the London Business School, England.

    DOUG MCFARLAND has been our Senior Vice President, Sales since February 1997. From July 1994 until joining us, Mr. McFarland was an executive vice president with FreeMark Communications. From February 1992 until July 1994, Mr. McFarland was a senior vice president of Next Century Media. Prior to that time, he held various positions at Arbitron, including vice president-sales and marketing. Mr. McFarland received his B.A. from Emory and Henry College and an M.A. from Virginia Tech.

    JEFFREY C. LEVY has been a director and Vice Chairman since November 1998. Mr. Levy co-founded RelevantKnowledge with Timothy F.S. Cobb and served as its Chief Executive Officer from November 1996 to November 1998. He served as legal counsel at Turner Broadcasting System, Inc. from January 1995 to November 1996. Prior to January 1995, he was an associate at the law firm of Dow, Lohnes & Albertson. Mr. Levy holds an A.B. from Harvard College and a J.D. from Harvard Law School.

    MICHAEL C. BROOKS has been a director since November 1998. He was a director of RelevantKnowledge prior to the merger. He has been a general partner of J.H. Whitney & Co., a venture capital fund, since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus Communications, Inc., NMT Medical, USinternetworking, Inc. and several other private companies. Mr. Brooks holds a B.A. from Yale College and an M.B.A. from Harvard Business School.

    WILLIAM W. HELMAN has been a director since April 1997. He has been a general partner of Greylock IX Limited Partnership, a venture capital fund, since 1984. He is also a director of Millennium Pharmaceuticals, Inc., Vertex Pharmaceuticals, Inc. and various privately held companies. Mr. Helman holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School.

    STIG KRY has been a director since March 1997. He has been employed by Kurt Salmon Associates, Inc., a management consulting firm, since 1958, holding various positions, including Chief Executive from 1975 to 1987 and his current position as Chairman Emeritus since 1993. He is a director of Guilford Mills, Inc. and Osh Kosh B'Gosh, Inc. as well as several private companies. Mr. Kry holds a degree in textile engineering from NKI, Skolan, Stockholm, Sweden.

    JAMES MORTENSEN has been a director since March 1997. Mr. Mortensen is a private consultant. He was employed by Young & Rubicam Inc. from 1957 to 1982 where he held various positions, including Chief Financial Officer, Vice Chairman and Chair of the Executive Committee. Mr. Mortensen attended Denver University.

    TIMOTHY F. S. COBB is an executive consultant and former director. He was a director from November 1998 through February 1999. He co-founded RelevantKnowledge with Jeffrey C. Levy and served as its President from November 1996 to November 1998. Prior to founding RelevantKnowledge, Mr. Cobb held various positions at Turner Broadcasting System, Inc., including Vice President--Business Ventures and legal counsel. Mr. Cobb holds a B.S. from the University of North Carolina at Chapel Hill and a J.D. from the University of Pennsylvania Law School.

    After the closing of this offering, our board will be divided into three classes, denominated Class I, Class II and Class III. Members of each class hold office for three-year terms which are staggered. At each annual meeting of our stockholders starting with the meeting in 2000, the successors to the directors whose terms expire at that meeting will be elected to serve for a three-year period following their election or until a successor has been duly elected and qualified. Messrs. Levy and Mortensen are Class I directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Brooks and Kry are Class II directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Johnson and Helman are Class III directors whose terms expire at the 2002 annual meeting. The expiration of a director's term is subject in all cases to the election and qualification of his successor or his earlier death, removal or resignation. All of our directors were elected to the board pursuant to a stockholders' agreement, which will terminate at the closing of the offering. Our officers are appointed to serve at the discretion of the board.

    The board has established an audit committee and a compensation committee. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The compensation committee recommends to the board the compensation for our key employees.

DIRECTOR COMPENSATION

    In the past, non-employee, non-stockholder directors have received cash compensation of $6,000 per year and options to purchase our common stock received from both NPD and Media Metrix. See "Principal Stockholders." We intend to institute a policy of compensation for non-employee directors prior to the offering.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and our next four most highly compensated executive officers for services rendered to us during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                         COMPENSATION
                                                                    ANNUAL COMPENSATION           --------------------------
                                                            ------------------------------------  SECURITIES
                                                                                       OTHER      UNDERLYING        ALL
              NAME AND PRINCIPAL                                                      ANNUAL       OPTIONS/        OTHER
                   POSITION                        YEAR       SALARY      BONUS    COMPENSATION      SARS      COMPENSATION
Tod Johnson....................................       1998      --         --           --            --            --
  Chief Executive Officer and                         1997      --         --           --            --            --
  Chairman of the Board (1)                           1996      --         --           --            --            --

Mary Ann Packo.................................       1998  $  157,500  $  59,000       --            43,715        --
  President and Chief                                 1997     153,000     35,000       --            25,170        --
  Operating Officer                                   1996(2)    150,000    51,000      --            66,534        --

Steve Coffey...................................       1998  $  145,000  $  54,500       --            43,715        --
  Executive Vice President                            1997     130,000     35,000       --            25,170        --
                                                      1996     120,000     47,000       --            66,534        --

Thomas A. Lynch................................       1998      --         --           --            39,367        --
  Chief Financial Officer(1)                          1997      --         --           --             2,175        --
                                                   1996         --         --           --            --            --

Doug McFarland.................................       1998  $  154,500  $  42,000       --            24,345        --
  Senior Vice President, Sales                        1997     150,000     30,000       --            36,964        --
                                                   1996         --         --           --            --            --

-----------------------
(1) Compensation for Mr. Johnson's services as Chief Executive Officer and Mr. Lynch's services as Chief Financial Officer in 1998 was paid under our management services agreement with NPD. We will continue to pay for Mr. Johnson's services pursuant to this agreement at the rate of $15,000 per month. See "Certain Transactions--Transactions with Officers and Directors--Management Services Agreement." Mr. Lynch's salary was paid by NPD through November 1998. For December 1998 and for 1999, Mr. Lynch's is being paid at the rate of $165,000 per annum.

(2) Ms. Packo joined us in July 1996.

STOCK OPTIONS

    The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 1998 to each of our executive officers named in the Summary Compensation Table.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                                                                    POTENTIAL
                                                                                                    REALIZABLE
                                                                                                      VALUE
                                                                                                    AT ASSUMED
                                                      INDIVIDUAL GRANTS                            ANNUAL RATES
                                 ------------------------------------------------------------        OF STOCK
                                  NUMBER OF    % OF TOTAL                                             PRICE
                                   SHARES       OPTIONS      EXERCISE                              APPRECIATION
                                 UNDERLYING    GRANTED TO     OR BASE                               FOR OPTION
                                   OPTIONS    EMPLOYEES IN   PRICE PER                               TERM (1)
NAME                               GRANTED        1998         SHARE       EXPIRATION DATE        5%         10%
Tod Johnson....................      --            --           --                --              --         --

Mary Ann Packo.................      21,743          11.7%   $    2.30      July 22, 2008      $  31,460  $  79,725
                                     21,972                  $    2.39       December 3, 2008     33,017     83,671

Steve Coffey...................      21,743           11.7   $    2.30      July 22, 2008         31,460     79,725
                                     21,972                  $    2.39       December 3, 2008     33,017     83,671

Thomas A. Lynch................      17,395           10.5   $    2.30      July 22, 2008         25,168     63,780
                                     21,743                  $    2.39       December 3, 2008     33,017     83,671

Doug McFarland.................      19,570            8.2   $    2.30      July 22, 2008         28,315     71,755
                                     10,986                  $    2.39       December 3, 2008     16,508     41,836

-----------------------
(1) These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock. There is no representation that the rates of appreciation reflected in this table will be achieved.

    The following table sets forth at December 31, 1998 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                       AGGREGATED YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                                SUBJECT TO UNEXERCISED                 IN-THE-MONEY
                                                                 OPTIONS AT YEAR END             OPTIONS AT YEAR END (1)
                                                            ------------------------------  ----------------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
Tod Johnson...............................................            --               --             --                --

Mary Ann Packo............................................             0          136,341      $       0

Steve Coffey..............................................             0          136,341      $       0

Thomas A. Lynch...........................................             0           88,670(2)    $       0

Doug McFarland............................................             0           67,517      $       0

-----------------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1998 and the exercise prices of the options. Solely for purposes of determining the value of options at December 31, 1998, we have assumed that the fair market value of shares of common stock issuable upon exercise of
    options was $      per share, the assumed initial public offering price,
    since the common stock was not traded in an established market prior to the offering.

(2) Includes 47,130 shares of our common stock issuable upon the exercise of options granted pursuant to an NPD plan that gives Mr. Lynch an option to purchase shares of Media Metrix common stock held by NPD.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We have established a compensation committee consisting of William W. Helman, Jeffrey C. Levy and James Mortensen. Until February 1999, matters concerning executive officer compensation were addressed by the entire board because we did not have a compensation committee.

EQUITY INCENTIVE PLANS

    We adopted our 1998 Equity Incentive Plan in November 1998. Under the 1998 Plan, we may award incentive and non-statutory stock options, stock appreciation rights, restricted stock, performance stock units and other stock units which are valued by reference to the value of our common stock. We also maintain the Media Metrix Stock Option Plan which provides for the award of up to 519,222 shares of our common stock in the form of incentive stock options and non-statutory stock options. The 1998 Plan and the Media Metrix Plan are hereinafter referred to collectively as the equity plans.

    In February 1999, the board adopted an amendment to the 1998 Plan to increase the number of shares of our common stock available for awards under the 1998 Plan from 732,400 to 1,318,320.

    As of February 15, 1999, options to purchase an aggregate of 963,497 shares of common stock were outstanding under the equity plans, and an aggregate of 874,045 shares of common stock are authorized but have not yet granted as awards under the equity plans. We do not intend to issue any more options under the Media Metrix Plan.

    Our officers, employees, non-employee directors and consultants are eligible to participate in the equity plans. The compensation committee administers the equity plans and determines, subject to the provisions of the equity plans, who shall receive awards, the types of awards to be made, and the terms and conditions of each award. Options that are intended to qualify as incentive stock options under the equity plans may not be exercisable for more than 10 years after the date the option is granted and may not be granted at an exercise price less than the fair market value of our common stock at the time the option is granted. In the case of incentive stock options granted to holders of more than 10% of our common stock, the options may not be granted at an exercise price less than 110% of the fair market value of our common stock at the time the options are granted.

    The 1998 Plan provides that all outstanding awards shall become immediately exercisable on the day prior to the consummation of any merger or consolidation in which we are not the surviving corporation or which results in the acquisition of substantially all our outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of our assets. The number of shares subject to each award shall be adjusted upon the occurrence of a stock split or recapitalization of our common stock.

    The board may amend, modify or terminate any outstanding award under the equity plans with the participant's consent, except consent shall not be required if the board determines that such action will not materially and adversely affect the participant. The board may amend, suspend or terminate either of the equity plans, or any part of such plans, at any time.

                              CERTAIN TRANSACTIONS

FORMATION BY NPD

    Prior to April 14, 1997, the business currently conducted by Media Metrix was operated as PC Meter. NPD originally held 100,000 Class A Limited Partnership Units and 79,000 Class B Limited Partnership Units of PC Meter. The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust each held 19,323.5 Class B Limited Partnership Units of PC Meter. In addition, PC Meter was indebted to NPD in the amount of approximately $4.0 million which PC Meter used for working capital purposes. On April 14, 1997, PC Meter was merged with and into Media Metrix. Immediately prior to the merger, NPD purchased an additional 338,767.7324 Class A Limited Partnership Units for a purchase price of $3.2 million. Under the terms of the merger between Media Metrix and PC Meter, each Class A Limited Partnership Unit was exchanged for 0.09446 shares of our redeemable preferred stock for a total of 41,446 shares. Each Class B Limited Partnership Unit was exchanged for 12.75 shares of our common stock. NPD currently hold 41,446 shares of our redeemable preferred stock and 4,380,559 shares of common stock. Tod Johnson, our Chairman and Chief Executive Officer, is the controlling stockholder of NPD. After the merger, we repaid the indebtedness owed to NPD by PC Meter.

PRIVATE PLACEMENTS OF SECURITIES

    On April 14, 1997 we issued:

    - warrants to purchase 377,642 shares of common stock at an exercise price of $2.88 per share to Veronis Suhler & Associates;

    - 495,603 shares of Series A Preferred Stock convertible into 2,155,176 shares of common stock, at an effective purchase price per share of common stock of $1.86; and

    - warrants to purchase 159,640 shares of Series B Preferred Stock at an exercise price of $12.53 per share.

    Of the securities issued, and after giving effect to the conversion of our convertible preferred stock on November 4, 1998, Greylock IX Limited Partnership purchased 1,030,743 shares of our common stock for an aggregate of $1,331,997. Warrants to purchase 119,713 shares of Series B Preferred Stock were exercised on November 4, 1998 and such shares of Series B Preferred Stock were converted into 520,590 shares of common stock on the same date. Warrants to purchase 39,926 shares of Series B Preferred Stock were converted into warrants to purchase 173,629 shares of common stock at an exercise price of $2.88 per share. Greylock received warrants to purchase 104,175 shares of our common stock.

    On November 5, 1998, RelevantKnowledge merged into Media Metrix. We issued an aggregate of 3,885,531 shares of common stock, or 0.3111 shares of common stock for each outstanding share of common stock and preferred stock of RelevantKnowledge. We also replaced 1,160,290 warrants to purchase shares of RelevantKnowledge common stock with a weighted average exercise price of $2.31 with warrants to purchase 360,930 shares of our common stock with a weighted average exercise price of $1.38. We also issued 46,775 options to purchase our common stock to the employees of RelevantKnowledge who became our employees after the merger. Messrs. Levy and Cobb and Whitney Equity Partners, L.P. all received shares of our common stock in the merger.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    MANAGEMENT SERVICES AGREEMENT

    With the formation of PC Meter on March 31, 1996, PC Meter entered into a management services agreement with NPD and Tod Johnson. NPD and Mr. Johnson agreed to provide services related to PC Meter's business to the extent PC Meter wished to use such services. We succeeded to that agreement when we merged with PC Meter. The agreement was amended and restated on April 14, 1997 in connection with the private placement of our Series A Preferred Stock and warrants to purchase Series B Preferred Stock. We entered into a new management services agreement with NPD and Mr. Johnson on September 30, 1998, in anticipation of our merger with RelevantKnowledge, on substantially the same terms as the prior management services agreement. Services which NPD agreed to provide, if needed, include:

    - the support of the operation and administration of our panel, including recruitment, operation and compensation of the panel;

    - access to panelists in NPD's panels;

    - data capture and editing of data;

    - data base structuring and storage of data;

    - processing of reports and client support;

    - provision of systems support and development as necessary;

    - provision of computer time, storage and printing as reasonably necessary in connection with the provision of the services specified in the preceding items, support in connection with client service and sales;

    - office space and facilities within NPD leased facilities; and

    - the provision of NPD's hardware ownership survey.

    In addition to the specific services outlined above, NPD also agreed to provide administrative and office logistical support, including payroll management. At this time, NPD no longer provides payroll and panel support services.

    The management services agreement may be terminated by either party with 90 days' prior written notice, except that NPD may not terminate the management services agreement prior to March 31, 2002. When the management services agreement is terminated, NPD will provide us with a perpetual, royalty free, non-forfeitable license of all data and documentation in its possession and developed during the performance of the services relating to our business. We have also agreed to provide NPD with a reciprocal license relating to certain information.

    NPD and Mr. Johnson have also agreed that during the term of the management services agreement and for a period of two years after its termination, neither NPD nor Mr. Johnson will enter into the field of audience measurement for digital on-line media and measurement of usage of computer software and personal computers, except for investments in publicly traded companies not to exceed 10% of any company's outstanding capital stock.

    As compensation for the services provided by NPD, we pay NPD on a monthly basis an amount equal to all expenses reasonably incurred by NPD in the performance of its duties under the management services agreement, plus 105% of the sum of (1) the amount of NPD's overhead allocable to us and (2) service charges like computer rent, mail handling and printing and postage. NPD charged us $6.0 million under the management services agreement in 1998. Salary for Tod Johnson is reimbursed as part of overhead charges. NPD was reimbursed $62,000 for Mr. Johnson's services and $36,000 for Mr. Lynch's services in 1998. The amounts charged by NPD for Mr. Johnson and Mr. Lynch's services were below the amounts provided for under the management services agreement. NPD has waived any additional amounts to which it is entitled under the agreement. See "Management--Executive Compensation."

    The building in Port Washington, New York where we lease space from NPD under the management services agreement is owned by NPD Realty Company, LLC, which is owned 50% by Tod Johnson, 25% by The Scott Johnson Trust and 25% by The Stacey Johnson Trust. The management services agreement provides that rent allocable to us by NPD may not exceed fair market value of the space.

    SERVICES AGREEMENT

    We have entered into a services agreement with NPD dated as of September 30, 1998. We have granted NPD and its affiliates access to our databases for any business purpose of NPD and its affiliates which is not in direct competition with our business. We have also granted NPD a non-exclusive licence to use certain computer software owned by us which is used for Internet audience measurement. In addition, we have also agreed that we will not license our software to any one else who will use the software to compete with NPD. Under the terms of the services agreement, we receive a monthly fee of $2,500 plus expenses. The services agreement is terminable by mutual consent of the parties or on 120 days' prior written notice by either party.

    LICENSE AGREEMENT

    We have a license agreement dated as of November 5, 1998 with NPD. NPD has granted to us an exclusive, non-transferable, perpetual, worldwide license to use the NPD PowerView-Registered Trademark- computer software and standard set ups, Flexsys-TM- and NPD SofTrends-TM- dictionary solely in connection with the operation of the our metering system. This software enables us to construct our databases from the data we collect from our panelists. We pay NPD licensing fees of $11,000 per month payable quarterly. The license is terminable by NPD on our breach of the terms of the agreement like failure to pay the license fees, or bankruptcy.

    EMPLOYMENT AND CONSULTING AGREEMENTS

    We have entered into an employee agreement with Jeffrey C. Levy, a director and a Vice Chairman, in connection with our merger with RelevantKnowledge. The term of his agreement is the shorter of (1) fifteen months from November 5, 1998 and (2) six months after this offering. Mr. Levy receives an annual base salary of $165,000 and is entitled to a bonus for 1998 and 1999 in accordance with our bonus structure generally available for senior executives, to be determined by the Chief Executive Officer and the non-employee director nominated by the former stockholders of RelevantKnowledge. The agreement may be terminated with or without cause by either party. After this offering, Mr. Levy will become a non-executive vice chairman.

    At the time of our merger with RelevantKnowledge, we also entered into an employment agreement with Timothy F. S. Cobb, the co-founder of RelevantKnowledge, under which he acted as a Vice Chairman and a director of Media Metrix. The agreement provides for an annual base salary of $165,000 and a bonus for 1998 calculated in a manner similar to Mr. Levy's bonus. Following the termination of Mr. Cobb's employment on January 31, 1999, we agreed with Mr. Cobb that he would continue as an executive consultant.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of February 15, 1999, after giving effect to the offering, by: (1) each person known to beneficially own more than 5% of our common stock; (2) each of our directors; (3) each executive officer named in the summary compensation table; and (4) all executive officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless indicated otherwise, the address of the beneficial owners is: c/o Media Metrix, Inc., 35 East 21(st) Street, New York, New York 10010.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are currently exercisable or convertible within 60 days of February 15, 1999, are treated as outstanding for computing the percentage of the person holding those securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to applicable community property laws. Beneficial ownership percentage is based on 13,294,431 shares of common stock
outstanding as of February 15, 1999 and       shares of common stock outstanding
after completion of this offering and in each case after giving effect to the 1.4648-for-1 split of the common stock.

                                                                                              PERCENTAGE OF SHARES
                                                                                               BENEFICIALLY OWNED
                                                                                            -------------------------
                                                                                 SHARES
                                                                               BENEFICIALLY   BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                              OWNED      OFFERING      OFFERING
The NPD Group, Inc.(1).......................................................   4,380,559         33.0%
Greylock IX Limited Partnership (2)..........................................   1,134,918          8.5
The 1995 Scott Johnson Trust (3).............................................   1,071,385          8.1
The 1995 Stacey Johnson Trust (4)............................................   1,071,385          8.1
Whitney Equity Partners, L.P. (5)............................................     937,402          7.0
Oak Investment Partners VI, Limited Partnership (6)..........................     857,235          6.4
Oak VI Affiliates Fund, Limited Partnership (6)..............................     857,235          6.4
Venrock Associates II, L.P. (7)..............................................     857,235          6.4
Venrock Associates (7).......................................................     857,235          6.4
Tod Johnson (8)..............................................................   4,380,559         33.0
Mary Ann Packo (9)...........................................................      71,753            *
Steve Coffey (10)............................................................      71,753            *
Thomas A. Lynch (11).........................................................      47,566            *
Doug McFarland (12)..........................................................       7,393            *
Jeffrey C. Levy (13).........................................................     503,204          3.8
Michael Brooks (14)..........................................................     937,402          7.0
Stig Kry (15)................................................................      10,138            *
William W. Helman (16).......................................................   1,134,918          8.5
James Mortensen (17).........................................................      10,138            *
Timothy F. S. Cobb (18)......................................................     503,065          3.8
All directors and executive officers as a group (10 persons).................   7,174,825         52.4%

-----------------------
*   Less than 1.0%

(1) Of the 4,380,559 shares of common stock owned by NPD, 601,838 shares of common stock are required to be sold to certain officers of NPD upon the exercise of options granted by NPD on these shares pursuant to an NPD employee plan. These options vest and become fully exercisable upon the consummation of this offering.

(2) Consists of 1,030,743 shares of common stock and warrants to purchase 104,175 shares of common stock. The partnership's address is One Federal Street, Boston, Massachusetts 02110.

(3) The address of The 1995 Scott Johnson Trust is c/o Franklin Green, Esq., Trustee, Fried, Frank, Harris Shriver & Jacobson, One New York Plaza, New York, New York 10004-1980.

(4) The address of The 1995 Stacey Johnson Trust is c/o Franklin Green, Esq., Trustee, Fried, Frank, Harris Shriver & Jacobson, One New York Plaza, New York, New York 10004-1980.

(5) Consists of 796,208 shares of common stock and warrants to purchase 141,194 shares of common stock. The partnership's address is c/o J. H. Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901.

(6) Consists of 803,525 shares of common stock owned by Oak Investment Partners VI, Limited Partnership and 34,164 shares of common stock issuable upon the exercise of a warrant held by Oak and 18,985 shares of common stock owned by Oak VI Affiliates Fund, Limited Partnership and 561 shares of common stock issuable upon the exercise of a warrant held by Oak Affiliates. Each partnership may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the other's shares. The partnerships' addresses are One Gorham Island, Westport, Connecticut 06880.

(7) Consists of 468,831 shares of common stock owned by Venrock Associates II, L.P. and 19,795 shares of common stock issuable upon the exercise of a warrant held by Venrock II and 353,674 shares of common stock owned by Venrock Associates and 14,934 shares of common stock issuable upon the exercise of a warrant held by Venrock. Each partnership may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the other's shares. The partnerships' addresses are 30 Rockefeller Plaza, Room 5508, New York, New York 10112.

(8) Consists of 4,380,559 shares of common stock owned by NPD of which Mr. Johnson is the principal stockholder and Chief Executive Officer. As such, Mr. Johnson may be deemed to be the beneficial owner of such shares. Of the 4,380,559 shares of common stock owned by NPD, 601,838 shares of common stock are issuable to certain officers of NPD upon the exercise of options granted on such shares pursuant to an NPD employee plan. Such options vest and become fully exercisable upon the consummation of this offering. In addition, The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust are trusts for the benefit of family members of Mr. Johnson. Mr. Johnson does not exercise either voting or dispositive power over the securities held by either trust and disclaims beneficial ownership of the shares held by the trusts.

(9) Consists of 71,753 shares of common stock issuable upon the exercise of options. Does not include 86,560 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999. See "Management--Stock Options."

(10) Consists of 71,753 shares of common stock issuable upon the exercise of options. Does not include 86,560 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999. See "Management--Stock Options."

(11) Consists of 47,566 shares of common stock issuable upon the exercise of options, 47,130 of which were granted pursuant to an NPD benefit plan and which give Mr. Lynch the right to purchase shares of our common stock held by NPD. Does not include 77,724 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999. See "Management--Stock Options."

(12) Consists of 7,393 shares of common stock issuable upon the exercise of options. Does not include 82,096 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999. See "Management--Stock Options."

(13) Consists of 394,315 shares of common stock owned by Mr. Levy and 108,889 shares of common stock owned by the Jeffrey C. Levy 1996 Children's Trust. Mr. Levy may be deemed the beneficial owner of the shares held by the Levy Trust. Mr. Levy disclaims beneficial ownership of the shares held by the Levy Trust. Mr. Levy has
    granted the underwriters an option to purchase up to     shares to cover
    over-allotments. If this option is exercised in full, Mr. Levy will
    beneficially own     shares, or    % of our common stock after this
    offering.

(14) Consists of 796,208 shares of common stock and warrants to purchase 141,194 shares of common stock issuable upon the exercise of a warrant. Mr. Brooks is a general partner of Whitney Equity Partners, L.P. who possesses investment and voting power with respect to all such shares. Mr. Brooks disclaims beneficial ownership of the shares of common stock owned by Whitney Equity Partners other than the shares attributable to his general and limited partnership interests in that fund. See footnote (7) above. Mr. Brooks' address is c/o J. H. Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901.

(15) Consists of 10,138 shares issuable upon the exercise of options, 9,703 of which were granted pursuant to an NPD employee plan and which give Mr. Kry the right to purchase shares of our common stock held by NPD. Does not include 15,631 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999.

(16) Consists of 1,030,743 shares of common stock owned by Greylock IX Limited Partnership and 104,175 shares of common stock issuable upon exercise of a warrant held by Greylock. Mr. Helman is a general partner of Greylock and possess investment and voting power with respect to all such shares. Mr. Helman disclaims beneficial ownership of the shares of common stock owned by Greylock other than the shares attributable to his proportionate partnership interest in that fund. See footnote (4) above. Mr. Helman's address is c/o Greylock IX Limited Partnership, One Federal Street, Boston, Massachusetts 02110.

(17) Consists of 10,138 shares exercisable upon the exercise of options, 9,703 of which were granted pursuant to an NPD benefit plan and which give Mr. Mortensen the right to purchase shares of our common stock held by NPD. Does not include 15,631 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of February 15, 1999.

(18) Consists of 350,620 shares of common stock, owned by Mr. Cobb, 43,556 shares of common stock owned by Mr. Cobb's wife, Madelyn Adams Cobb, and 108,889 shares of common stock owned by The Timothy Fitzgerald Stephenson Cobb 1996 Children's Trust. Mr. Cobb may be deemed the beneficial owner of the shares held by Madelyn Adams Cobb and the Cobb Trust. Mr. Cobb disclaims beneficial ownership of the shares held by Madelyn Adams Cobb and the Cobb Trust. Mr. Cobb has granted the underwriters an option to purchase up to shares to cover over-allotments. If this option is exercised in full,
    Mr. Cobb will beneficially own     shares, or     , or    % of our common
    stock after this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of the offering and the filing of the amendment to our certificate of incorporation referred to below, our authorized capital stock
will consist of       shares of common stock, $.01 par value, and 5,000,000
shares of preferred stock, $.01 par value.

    As of December 31, 1998, we had 13,093,514 shares of common stock
outstanding held by   stockholders of record, and 41,446 shares of redeemable
preferred stock outstanding held by one stockholder of record. Upon the closing
of this offering, and after giving effect to the issuance of             shares
of common stock in this offering, there will be             shares of common
stock and no shares of preferred stock issued and outstanding. See "--Preferred Stock."

COMMON STOCK

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends at times and in amounts as the board may determine. The holders of our common stock have one vote for each share they hold on all matters submitted to a vote of the stockholders. The holders of a majority of the shares of common stock voted can elect all of the directors nominated for election. The holders of our common stock are not entitled to preemptive rights and our common stock is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, we will distribute pro rata to the holders of our common stock our remaining assets, after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock being purchased in this offering will be, duly and validly issued, fully paid and nonassessable.

    There is currently no active trading market for our common stock. Application will be made to have our common stock approved for quotation on the Nasdaq National Market under the symbol "MMXI." See "Risk Factors--There May Be Volatility In Our Stock Price."

PREFERRED STOCK

    Upon the closing of this offering, we will not have any shares of our preferred stock outstanding. The 5,000,000 authorized shares of preferred stock may by issued in one or more series without further stockholder action. The board is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem it. The board can issue preferred stock without the approval of the holders of our common stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

    REDEEMABLE PREFERRED STOCK

    As of the date of this prospectus, there are 41,446 shares of our redeemable preferred stock issued and outstanding and held of record and beneficially by NPD.

    The shares of redeemable preferred stock are entitled to accrued cumulative dividends at a rate of 7% yearly, compounded quarterly, and payable when and as declared by the board. If there is a liquidation, dissolution or winding up, the holders of our redeemable preferred stock are entitled to be paid $100.00 per share plus any accrued and unpaid dividends on our redeemable preferred stock out of our available assets, before any payment may be made to the holders of our common stock.

    Each holder of a share of redeemable preferred stock is entitled to 100 votes for each share held at each meeting of our stockholders with respect to any and all matters presented to our stockholders for their consideration. The holders of the redeemable preferred stock and the holders of the common stock vote together as a single class, except as provided by law.

    We are required to redeem all outstanding shares of redeemable preferred stock at a price equal to $100 per share plus all accrued and unpaid dividends on each share if we close a public offering of at least $15 million.

WARRANTS

    As of February 15, 1999, we had outstanding warrants to purchase an aggregate of 897,538 shares of common stock at a weighted average exercise price of $2.32. Of these, warrants to purchase 360,934 shares of our common stock will expire upon this offering, unless exercised earlier. In addition, warrants to purchase 551,270 shares of our common stock contain restrictions on transfer. These warrants and any shares issued on their exercise may not be sold or transferred unless the holder of the warrant first gives us and NPD the opportunity to purchase the warrants or the underlying shares. Also, these warrants or the underlying shares may not be transferred to any of our competitors. These warrants contain anti-dilution provisions for stock splits and other recapitalizations.

REGISTRATION RIGHTS

    Under an agreement between us and certain of our securities holders, 13,038,186 shares of common stock, referred to as registrable securities, are entitled to rights with respect to the registration of the registrable securities under the Securities Act commencing 180 days after this offering. If we receive from the holders of more than 25% of the registrable securities a written request to effect a registration with respect to all or a part of the registrable securities, we must use our best efforts to effect such a registration. We are only obligated to effect one of these registrations. The holders of the registrable securities may choose to sell their securities through an underwriter. However, any underwriter may limit the number of registrable securities proposed to be included in that registration.

    When we are eligible to use a registration statement on Form S-3 to register an offering of our securities, holders of more than 10% of the registrable securities may request that we file a registration statement on Form S-3 covering all or a portion of the registrable securities held by them, provided that the proceeds from that offering are at least $2.0 million.

    In addition, the holders of registrable securities have piggyback registration rights. If we propose to register any of our common stock under the Securities Act, other than pursuant to the registration rights noted above, the holders of registrable securities may require us to include all or a portion of their securities in each registration. However, the managing underwriter, if any, of that offering has the right to limit the number of registrable securities proposed to be included in that registration.

    We will bear all registration expenses incurred in connection with these registrations. Each of the holders of registrable securities participating in any registration would pay their own underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

STOCKHOLDERS' AGREEMENT

    We and some of our stockholders entered into a stockholders' agreement. The stockholders agreed to vote their shares of our voting capital stock so as to cause the board to consist of eight persons. They also agreed to vote for the election of five directors designated by our stockholders who held our securities immediately prior to the closing of our merger with RelevantKnowledge and the election of three directors designated by our stockholders who held securities of RelevantKnowledge immediately prior to the closing of that merger. In addition, the stockholders' agreement provides that we cannot issue shares of any class of our capital stock or rights to acquire any shares of our capital stock which issuance would decrease any party's outstanding interest in the common stock, on a fully diluted basis, by greater than 5%, without the approval of 75% of the board. The stockholders' agreement will terminate upon the closing of this offering.

CO-SALE AGREEMENT

    Media Metrix, NPD, The 1995 Scott Johnson Trust, The 1995 Stacey Johnson Trust and some of our other stockholders have entered into a co-sale agreement restricting their transfer of our common stock. If NPD, The 1995 Scott Johnson Trust or The 1995 Stacey Johnson Trust, collectively, the founders, want to sell any of their shares of common stock, the other founders and the stockholders party to the co-sale agreement have the right to include their shares of common stock in that sale. The restrictions on transfer do not apply to transfers to any other founder, to Tod Johnson or to a charity or charitable organization. The co-sale agreement terminates upon the closing of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

    - the business combination was approved by the board of the corporation before the other party to the business combination became an interested stockholder;

    - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

    - the business combination was approved by the board and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.

    The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of Media Metrix.

    In addition, provisions of our certificate of incorporation and bylaws which will take effect upon the closing of this offering may have an anti-takeover effect. They may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

    CLASSIFIED BOARD OF DIRECTORS

    Our board is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board to fill vacant directorships or increase the size of the board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our bylaws provide that our stockholders may not take action by written consent, but only at an annual or special meeting of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the chairman of the board or a majority of the board.

    SUPERMAJORITY VOTING PROVISIONS

    Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% of our stockholders is required to amend the provisions of our certificate and bylaws relating to the classification of the board, stockholder action by written consent and the calling of special meetings.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We will enter into indemnification agreements with our current directors and executive officers. These agreements and provisions of our certificate of incorporation and bylaws may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the
Securities Act. This leaves        shares eligible for sale in the public market
as follows:

         NUMBER OF SHARES                                  DATE
-----------------------------------  ------------------------------------------------
                                     After the date of this prospectus.

                                     After 180 days from the date of this prospectus
                                     (subject, in some cases, to volume limitations).

                                     At various times after 180 days from the date of
                                     this prospectus.

    LOCK-UP AGREEMENTS

    All of our officers and directors and substantially all of our stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

    - with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation;

    - in the case of gifts or estate planning transfers where the donee signs a lock-up agreement; or

    - in the case of distributions to stockholders or affiliates of the stockholders where the recipient signs a lock-up agreement.

    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

    RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

    REGISTRATION RIGHTS

    After this offering, the holders of 13,038,186 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After this registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

    STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 1,837,542 shares of common stock reserved for issuance under our 1998 Equity Incentive Plan and our earlier Stock Option Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. As of February 15, 1999, options to purchase 1,028,476 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements
describe above, at least       shares of common stock will be subject to vested
options, based on the number of options outstanding as of February 15, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares of our common stock registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated       , 1999 the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation and BancBoston Robertson Stephens Inc., have severally agreed to purchase from us the number of shares opposite their names below.

                                                                                       NUMBER
UNDERWRITERS                                                                          OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation................................

BancBoston Robertson Stephens Inc..................................................

    Total Underwriters.............................................................
                                                                                          -----
                                                                                          -----

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

    The underwriters propose to initially offer some of the shares directly to the public at the initial public offering price on the cover page of this prospectus and some of the shares to certain dealers at the initial public
offering price less a concession not in excess of $           per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $           per share on sales to other dealers. After the initial
offering, the representatives may change the public offering price and these concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                                              PAID BY SELLING
                                                                     PAID BY US                 STOCKHOLDERS
                                                             --------------------------  --------------------------
                                                             NO EXERCISE  FULL EXERCISE  NO EXERCISE  FULL EXERCISE
Per share..................................................
Total......................................................

    We will pay the offering expenses, estimated to be $      .

    We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares at the initial public offering price minus the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase committment.

    We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect any of those liabilities.

    We, the executive officers and directors, and substantially all of our stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or (2) enter into any swap or other arrangement that transfer all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. Our stockholders may, however, gift or transfer shares so long as the donee or transferee agrees to be bound by these restrictions. In addition, during this period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and a significant majority of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette.

    Prior to this offering, there was no established trading market for our common stock. The initial public offering price for the common stock in this offering will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, the ability of our management, our past and present operations, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies.

    The Company has applied for quotation of our common stock on the Nasdaq National Market under the symbol "MMXI."

    Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may no be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Media Metrix by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The balance sheets as of October 31, 1998 and December 31, 1997 and the statements of operations, shareholders' equity and cash flows for the ten months ended October 31, 1998 and for the year ended December 31, 1997, of RelevantKnowledge Inc. included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the commission. For further information about us and our common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit. A copy of the registration statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The registration statement, including the exhibits and schedules thereto, is also available at the commission's site on the Web at http://www.sec.gov.

    We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
MEDIA METRIX, INC.
Report of Independent Auditors.............................................................................        F-2
Balance Sheets at December 31, 1997 and 1998...............................................................        F-3
Statements of Operations for the years ended December 31, 1996, 1997 and 1998..............................        F-4
Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1996, 1997 and 1998..........        F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998..............................        F-6
Notes to Financial Statements..............................................................................        F-7

RELEVANTKNOWLEDGE, INC.
Report of Independent Accountants..........................................................................       F-17
Balance Sheets at December 31, 1997 and October 31, 1998...................................................       F-18
Statements of Operations for the year ended December 31, 1997 and the ten months ended October 31, 1998....       F-19
Statements of Shareholders' Equity for the year ended December 31, 1997 and the ten months ended October
  31, 1998.................................................................................................       F-20
Statements of Cash Flows for the period from the year ended December 31, 1997 and the ten months ended
  October 31, 1998.........................................................................................       F-21
Notes to Financial Statements..............................................................................       F-22

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Statement of Operations for the year ended December 31, 1998...............................................       F-29
Notes to Unaudited Pro Forma Statement of Operations.......................................................       F-30

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Media Metrix, Inc.

    We have audited the accompanying balance sheets of Media Metrix, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media Metrix, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

New York, New York
February 22, 1999, except

  for the first paragraph of
  Note 1--Organization
  as to which the
  date is           , 1999
                            ------------------------

    The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the first paragraph of Note 1--Organization to the financial statements.

                                            /s/ Ernst & Young LLP

New York, New York
February 24, 1999

                               MEDIA METRIX, INC.
                                 BALANCE SHEETS

                                                                                              DECEMBER 31
                                                                                     -----------------------------
                                                                                         1997            1998
ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   1,869,013  $    8,012,020
  Receivables:
    Trade, less allowance for doubtful accounts of $100,000 in 1997 and $220,000 in
      1998.........................................................................        520,886       1,119,905
    Expenditures billable to clients...............................................        219,877         250,432
                                                                                     -------------  --------------
  Total receivables................................................................        740,763       1,370,337
  Prepaid expenses and other current assets........................................         38,063         207,333
                                                                                     -------------  --------------
Total current assets...............................................................      2,647,839       9,589,690

Property and equipment, at cost, net of accumulated depreciation and amortization
  of $17,991 in 1997 and $75,930 in 1998...........................................        116,834         649,790
Intangibles acquired, net of accumulated amortization of $479,000 in 1998..........       --             5,736,766
Other assets.......................................................................         22,280          83,774
                                                                                     -------------  --------------
Total assets.......................................................................  $   2,786,953  $   16,060,020
                                                                                     -------------  --------------
                                                                                     -------------  --------------

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.........................................  $     881,322  $    2,308,323
  Due to The NPD Group, Inc........................................................      1,284,315       4,705,825
  Advance billings to clients......................................................        529,220       1,391,275
  Current portion of long-term debt................................................       --               127,179
                                                                                     -------------  --------------
Total current liabilities..........................................................      2,694,857       8,532,602

Long-term debt.....................................................................       --               225,353
Redeemable Preferred Stock--$1 par value; 41,446 shares authorized, issued and
  outstanding; liquidation and redemption value--$4,679,760 in 1998................      4,366,022       4,679,760
Series A Convertible Preferred Stock--$1 par value; 495,603 shares authorized,
  issued and outstanding in 1997...................................................      3,999,991        --

Commitments and contingencies

Stockholders' (deficit) equity:
  Preferred stock, $.01 par value--shares authorized: 4,462,951 in 1997 and
    4,958,554 in 1998, none issued and outstanding.................................       --              --
  Common stock, $.01 par value--15,000,000 shares authorized; shares issued and
    outstanding--6,523,330 in 1997 and 13,093,514 in 1998..........................         65,233         130,935
  Additional paid-in capital.......................................................        281,656      16,940,256
  Common stock issuable............................................................       --             1,999,831
  Accumulated deficit..............................................................     (8,620,806)    (16,073,092)
  Deferred compensation............................................................       --              (375,625)
                                                                                     -------------  --------------
Total stockholders' (deficit) equity...............................................     (8,273,917)      2,622,305
                                                                                     -------------  --------------
Total liabilities and stockholders' (deficit) equity...............................  $   2,786,953  $   16,060,020
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                            See accompanying notes.

                               MEDIA METRIX, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1996           1997           1998
Revenues.............................................................  $   1,032,629  $   3,187,653  $   6,330,485
Costs of revenues....................................................      1,743,831      3,463,058      4,120,569
                                                                       -------------  -------------  -------------
Gross profit (loss)..................................................       (711,202)      (275,405)     2,209,916
Operating expenses:
  Research and development...........................................        587,731        865,498      1,382,375
  Sales and marketing................................................        928,993      2,021,409      2,888,195
  General and administrative.........................................      1,147,768      1,516,396      3,064,105
  Amortization of intangibles........................................             --             --        479,000
  Acquired in-process research and development.......................             --             --      1,600,000
                                                                       -------------  -------------  -------------
Total operating expenses.............................................      2,664,492      4,403,303      9,413,675
                                                                       -------------  -------------  -------------
Loss from operations.................................................     (3,375,694)    (4,678,708)    (7,203,759)
Interest income, net of interest expense of $11,374 in 1998..........             --         94,760         65,211
                                                                       -------------  -------------  -------------
Net loss.............................................................     (3,375,694)    (4,583,948)    (7,138,548)
Preferred stock dividends............................................             --       (289,564)      (313,738)
                                                                       -------------  -------------  -------------
Net loss applicable to common stockholders...........................  $  (3,375,694) $  (4,873,512) $  (7,452,286)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Basic and diluted net loss per share applicable to common
  stockholders.......................................................  $        (.52) $        (.75) $        (.98)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Shares used in the calculation of basic and diluted net loss per
  share applicable to common stockholders............................      6,523,330      6,523,330      7,617,621
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

                               MEDIA METRIX, INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                  OWNER'S/        COMMON STOCK       ADDITIONAL     COMMON
                                  PARTNERS'   ---------------------    PAID-IN      STOCK     ACCUMULATED     DEFERRED
                                   CAPITAL      SHARES     AMOUNT      CAPITAL     ISSUABLE     DEFICIT     COMPENSATION
Balance at January 1, 1996,
  representing accumulated
  development costs
  contributed..................  $   371,600      --      $  --      $   --       $   --      $   (371,600)  $   --
Additional contributions by
  partners, including $573,000
  of accumulated development
  costs contributed............      898,000      --         --          --           --           --            --
Net loss.......................      --           --         --          --           --        (3,375,694)      --
                                 -----------  ----------  ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1996...    1,269,600      --         --          --           --        (3,747,294)      --
Purchase of partnership
  interest.....................    3,200,000      --         --          --           --           --            --
Exchange of partners' interest
  for 6,522,893 shares of
  common stock and 9,446 shares
  of Redeemable Preferred
  Stock........................   (4,469,600)  6,522,893     65,229      259,771      --           --            --
Contribution of amounts owed to
  The NPD Group, Inc...........      --           --         --          380,977      --           --            --
Sale of common stock...........      --              437          4           96      --           --            --
Costs incurred in connection
  with issuance of Series A
  Convertible Preferred Stock..      --           --         --         (359,188)     --           --            --
Payment of Redeemable Preferred
  Stock dividends..............      --           --         --          --           --           (68,142)      --
Accrual of Redeemable Preferred
  Stock dividends..............      --           --         --          --           --          (221,422)      --
Net loss.......................      --           --         --          --           --        (4,583,948)      --
                                 -----------  ----------  ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1997...                6,523,330     65,233      281,656      --        (8,620,806)      --
Conversion of Series A
  Convertible Preferred Stock..      --        2,155,176     21,552    3,978,439      --           --            --
Conversion of Series B
  Convertible Preferred Stock..      --          520,590      5,206    1,494,794      --           --            --
Issuance of common stock in
  connection with
  acquisition..................      --        3,885,531     38,855   10,461,145      --           --            --
Exercise of warrants...........      --            8,887         89          197      --           --            --
Sale of common stock--194,380
  shares issuable..............      --           --         --          --        1,999,831       --            --
Employee stock options.........      --           --         --          724,025      --           --           (724,025)
Amortization of deferred
  compensation.................      --           --         --          --           --           --            348,400
Accrual of Redeemable Preferred
  Stock dividends..............      --           --         --          --           --          (313,738)      --
Net loss.......................      --           --         --          --           --        (7,138,548)      --
                                 -----------  ----------  ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1998...  $   --       13,093,514  $ 130,935  $16,940,256  $1,999,831  $(16,073,092)  $  (375,625)
                                 -----------  ----------  ---------  -----------  ----------  ------------  -------------
                                 -----------  ----------  ---------  -----------  ----------  ------------  -------------

                                     TOTAL
                                   (DEFICIT)
                                     EQUITY
Balance at January 1, 1996,
  representing accumulated
  development costs
  contributed..................   $    --
Additional contributions by
  partners, including $573,000
  of accumulated development
  costs contributed............        898,000
Net loss.......................     (3,375,694)
                                 --------------
Balance at December 31, 1996...     (2,477,694)
Purchase of partnership
  interest.....................      3,200,000
Exchange of partners' interest
  for 6,522,893 shares of
  common stock and 9,446 shares
  of Redeemable Preferred
  Stock........................     (4,144,600)
Contribution of amounts owed to
  The NPD Group, Inc...........        380,977
Sale of common stock...........            100
Costs incurred in connection
  with issuance of Series A
  Convertible Preferred Stock..       (359,188)
Payment of Redeemable Preferred
  Stock dividends..............        (68,142)
Accrual of Redeemable Preferred
  Stock dividends..............       (221,422)
Net loss.......................     (4,583,948)
                                 --------------
Balance at December 31, 1997...     (8,273,917)
Conversion of Series A
  Convertible Preferred Stock..      3,999,991
Conversion of Series B
  Convertible Preferred Stock..      1,500,000
Issuance of common stock in
  connection with
  acquisition..................     10,500,000
Exercise of warrants...........            286
Sale of common stock--194,380
  shares issuable..............      1,999,831
Employee stock options.........        --
Amortization of deferred
  compensation.................        348,400
Accrual of Redeemable Preferred
  Stock dividends..............       (313,738)
Net loss.......................     (7,138,548)
                                 --------------
Balance at December 31, 1998...   $  2,622,305
                                 --------------
                                 --------------

                            See accompanying notes.

                               MEDIA METRIX, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1996           1997           1998
OPERATING ACTIVITIES
Net loss.............................................................  $  (3,375,694) $  (4,583,948) $  (7,138,548)
Adjustments to reconcile net loss to net cash used in operating activities:
  Contributed development costs......................................        573,000             --             --
  Charge for acquired in-process research and development............             --             --      1,600,000
  Loss on disposal of equipment......................................             --             --         13,174
  Provision for bad debts............................................             --        100,000        160,600
  Depreciation and amortization of property and equipment............             --         17,991         65,969
  Amortization of intangibles........................................             --             --        479,000
  Amortization of deferred compensation..............................             --             --        348,400
  Changes in operating assets and liabilities:
    Receivables......................................................       (629,704)      (211,059)      (427,652)
    Prepaid expenses and other current assets........................             --        (38,063)       (13,625)
    Other assets.....................................................             --        (22,280)        28,976
    Accounts payable and accrued liabilities.........................         88,182        793,140        657,737
    Advance billings to clients......................................        220,020        309,200        393,581
    Due to The NPD Group, Inc........................................      2,782,351     (1,117,059)     3,421,510
                                                                       -------------  -------------  -------------
Net cash used in operating activities................................       (341,845)    (4,752,078)      (410,878)

INVESTING ACTIVITIES
Cash acquired........................................................             --             --      3,185,112
Additions to property and equipment..................................             --       (134,825)      (117,489)
Proceeds from the sale of fixed assets...............................             --             --          5,300
                                                                       -------------  -------------  -------------
Net cash (used in) provided by investing activities..................             --       (134,825)     3,072,923
                                                                       -------------  -------------  -------------

FINANCING ACTIVITIES
Proceeds from the exercise of warrants to purchase Series B
  Convertible Preferred Stock........................................             --             --      1,500,000
Repayments on long-term debt.........................................             --             --        (19,155)
Proceeds from sale of Series A Convertible Preferred Stock...........             --      3,999,991             --
Payment of costs related to sale of Series A Convertible Preferred
  Stock..............................................................             --       (359,188)            --
Partner contributions................................................        325,000      3,200,000             --
Proceeds from (repayment of) loan payable to affiliates..............        600,000       (600,000)            --
Proceeds from exercise of warrants...................................             --             --            286
Payment of dividend..................................................             --        (68,142)            --
Sale of common stock.................................................             --            100      1,999,831
                                                                       -------------  -------------  -------------
Net cash provided by financing activities............................        925,000      6,172,761      3,480,962
                                                                       -------------  -------------  -------------
Net increase in cash and cash equivalents............................        583,155      1,285,858      6,143,007
Cash and cash equivalents at beginning of year.......................             --        583,155      1,869,013
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     583,155  $   1,869,013  $   8,012,020
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

SUPPLEMENTAL INFORMATION
Interest paid........................................................  $          --  $          --  $      11,374
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

                               MEDIA METRIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

DESCRIPTION OF BUSINESS

    Media Metrix, Inc., a Delaware Corporation ("Media Metrix"), provides Internet audience measurement products and services to customers including media companies, Internet advertisers and advertising agencies, technology companies and financial institutions.

ORGANIZATION

    On October 15, 1998, Media Metrix stockholders approved a 2.96873-for-one split of the outstanding shares of common stock which was effectuated as a stock dividend, and on November 2, 1998, Media Metrix filed an amended and restated certificate of incorporation increasing the number of authorized shares of
common stock from 10,000,000 to 15,000,000. In addition, on          , 1999, the
stockholders approved a 1.4648-for-one split of the outstanding shares of common stock. Retroactive effect has been given to these stock splits. All common share, option and warrant data has been restated to reflect the stock splits.

    Media Metrix's business was originally conducted as a division within The NPD Group, Inc. ("NPD") until March 1996, when PC Meter, L.P., a Delaware limited partnership, ("PC Meter") (Media Metrix's predecessor) was formed to conduct Media Metrix's business.

    On April 14, 1997, PC Meter was merged into Media Metrix. NPD originally held 100,000 Class A Limited Partnership Units and 79,000 Class B Limited Partnership Units of PC Meter. Two family trusts previously established for the benefit of heirs to the sole shareholder of NPD (the "Family Trusts") each held 19,323.5 Class B Limited Partnership Units. In addition, PC Meter was indebted to NPD in the amount of $3,951,029. On April 14, 1997, PC Meter was merged with and into Media Metrix. Immediately prior to the merger, NPD purchased additional Class A Limited Partnership Units for a purchase price of $3,200,000. Pursuant to the terms of the Agreement and Plan of Merger between Media Metrix and PC Meter, the Class A Limited Partnership Units were exchanged for a total of 41,446 shares of Media Metrix Redeemable Preferred Stock. The Class B Limited Partnership Units were exchanged for a total of 6,522,893 shares of Media Metrix common stock. Post-merger, Media Metrix repaid the amounts owed to NPD by PC Meter. Of the amounts owed NPD, $3,570,052 was paid in cash and $380,977 was forgiven.

    The above transactions were accounted for in a manner similar to that of a "pooling of interests" in that the assets and liabilities and related revenues and expenses of PC Meter have been reflected in the accompanying financial statements at their historical book values.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. Substantially all cash and cash equivalents are held in one financial institution at December 31, 1998 and 1997. Media Metrix's cash is exposed to risk to the extent the balance of the cash accounts exceeds federally insured limits.

                               MEDIA METRIX, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues for recurring services are recognized over the term of the related contract as services are provided. Revenues for nonrecurring services are recognized in the period in which the product is delivered. Billings rendered in advance of services being performed are recorded as "Advance billings to clients" in the accompanying balance sheet.

PANEL COSTS

    Costs of establishing and maintaining a panel (a group of consumers who furnish marketing data) are expensed in the year incurred and are included in costs of revenues.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs primarily consist of costs attributable to the development of new products and are expensed as incurred.

STOCK-BASED COMPENSATION

    Media Metrix accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123").

CONCENTRATIONS OF CREDIT RISK

    Media Metrix's policy is to review a customer's financial condition prior to extending credit and, generally, collateral is not required. Credit losses are provided for in the financial statements and have been within management's expectations. Under the terms of certain contracts with its customers, Media Metrix receives partial payments as the services are provided. One customer accounted for approximately 19% of revenues for the year ended December 31, 1997.

DEPRECIATION AND AMORTIZATION

    Depreciation is provided over the estimated useful lives (3 to 7 years) of the assets under the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

    Intangibles acquired are being amortized by the straight-line method over one to three years from the date of acquisition (see Note 4).

                               MEDIA METRIX, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LONG-LIVED ASSETS

    Media Metrix periodically reviews the carrying value of its long-lived assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flow analyses. Such a review has been performed by management and does not indicate an impairment of such assets.

3. BASIC AND DILUTED NET LOSS PER SHARE

    Media Metrix computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share applicable to common stockholders is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options and warrants (see Note 10), and the conversion of preferred stock (see Note 8) as the effect of such exercises would be antidilutive.

    The following sets forth the computation of basic and diluted net loss per share:

                                                             YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1996           1997           1998
Numerator:
  Net loss.......................................  $  (3,375,694) $  (4,583,948) $  (7,138,548)
  Preferred stock dividends......................       --             (289,564)      (313,738)
                                                   -------------  -------------  -------------
  Net loss applicable to common stockholders.....  $  (3,375,694) $  (4,873,512) $  (7,452,886)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Denominator for basic and diluted loss per
  share--weighted average shares.................      6,523,330      6,523,330      7,617,621
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Basic and diluted loss per share applicable to
  common stockholders............................  $        (.52) $        (.75) $        (.98)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

4. ACQUISITION

    On November 5, 1998, Media Metrix and an unrelated entity, RelevantKnowledge, Inc. ("RKI") entered into an agreement and plan of reorganization whereby RKI was merged into Media Metrix. The stockholders of RKI exchanged all outstanding preferred and common stock of RKI for 3,885,531 newly issued shares of common stock in Media Metrix. The fair value of the Media Metrix common stock issued to the previous stockholders and option and warrant holders of RKI is approximately $10,500,000. The purchase price was allocated as follows: (i) net operating assets acquired--$3,382,000, including cash of $3,185,000, (ii) acquired in-process research and development--$1,600,000, (iii) debt--$372,000, and (iv) intangibles--$6,216,000, including related costs and expenses of approximately $326,000.

    RKI had issued warrants to acquire shares of its common stock in connection with prior sales of preferred and common stock and convertible secured promissory notes. Such warrants were exchanged for warrants to purchase 360,930 shares of Media Metrix stock and are immediately exercisable as

                               MEDIA METRIX, INC.

4. ACQUISITION (CONTINUED)
follows: 266,658 at $0.03 per share (8,887 of which have been exercised), 67,097 at $6.43 per share, 12,055 at $0.19 per share, 7,778 at $2.57 per share and 7,342 at $5.14 per share. The warrants expire between April 2002 and May 2008. In addition, RKI had issued options to purchase shares of its common stock to its employees pursuant to a stock option plan. Such options were exchanged for options to purchase 46,775 shares of Media Metrix common stock at an exercise price of $2.39 per share. All options are immediately exercisable and expire from 2006 to 2008.

    Acquired in-process research and development represents the value attributed to three technologies in development using the discounted value (using a 40% discount rate) of the expected cash flow streams attributed to those items. Adjustments, were made to the expected cash flow streams to incorporate obsolescence of the technologies, the risk of similar technologies emerging in the marketplace, and other factors that may reduce the value realized from the in-process technologies. The three technologies relate to a data warehousing application (valued at $800,000), a panel management tool (valued at $770,000), and an automated tracking system (valued at $30,000). As of the acquisition date, the aforementioned technologies are 25% to 50% complete and are expected to be completed in 1999.

    The estimates used by Media Metrix in valuing in-process research and development were based on assumptions management believes to be reasonable but which are inherently uncertain and unpredictable. Media Metrix's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from projected results.

    The above acquisition has been accounted for using the purchase method of accounting and the operations of RKI have been included in the accompanying financial statements from the date of acquisition.

    The following table reflects unaudited pro forma results of operations of Media Metrix and RKI on the basis that the acquisition had taken place at the beginning of the year for each of the periods presented:

                                                                    YEAR ENDED DECEMBER 31
                                                                ------------------------------
                                                                     1997            1998
Revenues......................................................  $    3,883,000  $    8,145,000
                                                                --------------  --------------
                                                                --------------  --------------
Net loss......................................................  $  (14,397,000) $  (15,877,000)
                                                                --------------  --------------
                                                                --------------  --------------
Net loss applicable to common stockholders....................  $  (14,686,000) $  (16,191,000)
                                                                --------------  --------------
                                                                --------------  --------------
Basic and diluted net loss per share applicable to common
  stockholders................................................  $        (1.41) $        (1.49)
                                                                --------------  --------------
                                                                --------------  --------------
Shares used in the calculation of basic and diluted net loss
  per share applicable to common stockholders.................      10,408,861      10,855,564
                                                                --------------  --------------
                                                                --------------  --------------

    In management's opinion, the unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated on January 1, 1997 or on January 1, 1998 or of future operations of the combined companies under the management of Media Metrix.

                               MEDIA METRIX, INC.

5. RELATED PARTY TRANSACTIONS

    Effective April 1, 1996 and as amended on September 30, 1998, NPD and Media Metrix entered into a Management Services Agreement whereby NPD, among other services, provides Media Metrix with computer processing capacity and certain administrative functions. As compensation for the services, Media Metrix pays NPD, on a monthly basis, an amount equal to (a) all expenses reasonably incurred by NPD in performance of its duties under this agreement and (b) 105% of NPD's overhead allocable to Media Metrix, as defined. The agreement may be terminated by either party upon 90 days notice, provided NPD may not terminate prior to March 31, 2002. Such charges pursuant to this agreement during the years ended December 31, 1996, 1997 and 1998 amounted to approximately $3,568,000, $5,831,000 and $6,023,000, respectively. At December 31, 1997 and 1998, Media
Metrix owed approximately $1,284,000 and $4,706,000, respectively, to NPD for such services. During the years ended December 31, 1996, 1997 and 1998, weighted average amounts owed by Media Metrix to NPD were approximately $1,546,000, $1,492,000 and $2,565,000, respectively. Such amounts are non-interest bearing.

    Media Metrix has entered into a Services Agreement with NPD as of September 30, 1998. Media Metrix has granted NPD access to its databases for any business purpose of NPD which is not in direct competition with that of Media Metrix. Media Metrix has also granted NPD a non-exclusive license to use certain computer software owned by Media Metrix. Under the terms of the Services Agreement, Media Metrix will receive a monthly fee of $2,500 plus expenses. The Services Agreement is terminable by either party with 120 days notice.

    Media Metrix has entered into a License Agreement with NPD dated as of November 5, 1998. NPD has granted to Media Metrix an exclusive, non-transferable worldwide license to use certain NPD software. The fee is $11,000 per month payable quarterly.

    In December 1996, Media Metrix entered into a short-term loan agreement with NPD to borrow $600,000 to fund operations. In January 1997, Media Metrix repaid the entire loan.

6. LONG-TERM DEBT

    In connection with the RKI acquisition (see Note 4), Media Metrix assumed bank borrowings of approximately $372,000. The credit agreement provides for borrowings up to $1,000,000. The balance outstanding at December 31, 1998 was $352,532. The note bears interest at a rate of 20.27% per annum and is payable in monthly principal and interest payments of $15,191.

                               MEDIA METRIX, INC.

6. LONG-TERM DEBT (CONTINUED)
    Annual maturities of long-term debt are as follows:

1999..............................................................  $ 127,179
2000..............................................................    152,955
2001..............................................................     72,398
                                                                    ---------
                                                                    $ 352,532
                                                                    ---------
                                                                    ---------

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities at December 31, 1997 and 1998 consist of:

                                                                         1997         1998
Trade accounts payable..............................................  $  359,000  $  1,079,000
Commissions and bonuses.............................................     113,000       660,000
Panel costs.........................................................     128,000        57,000
Other...............................................................     281,000       512,000
                                                                      ----------  ------------
                                                                      $  881,000  $  2,308,000
                                                                      ----------  ------------
                                                                      ----------  ------------

                               MEDIA METRIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

8. PREFERRED STOCKS

    On April 14, 1997, Media Metrix issued: (i) 495,603 shares of its Series A Convertible Preferred Stock ("Series A") and (ii) warrants to purchase 159,640 shares of its Series B Convertible Preferred Stock ("Series B") at an exercise price of $12.53 per share through October 14, 1999 for proceeds of $3,999,991 pursuant to a private placement to three investors. Media Metrix incurred approximately $359,000 of costs related to this private placement and issued an investment advisor warrants to purchase 377,642 shares of Media Metrix's common stock at an exercise price of $2.88 per share through October 14, 1999. The value of such warrants was nominal.

    Immediately prior to the RKI acquisition (see Note 4), the holders of the Series A converted all issued and outstanding shares into 2,155,176 shares of Media Metrix common stock. In addition, the holders of warrants to purchase 119,714 shares of Series B, exercised such warrants and immediately converted the underlying Series B into 520,590 shares of Media Metrix common stock. The remaining 39,926 warrants to purchase Series B were canceled and exchanged for warrants to purchase 173,629 shares of Media Metrix common stock at an exercise price of $2.88 per share. Media Metrix amended and restated its certificate of incorporation to cancel the Series A and Series B. Accordingly, at December 31, 1998, Media Metrix has 5,000,000 of authorized shares of undesignated preferred stock of which 41,446 has been designated to the Redeemable Preferred Stock.

    NPD owns 41,446 shares or 100% of the authorized, issued and outstanding shares of Media Metrix's Redeemable Preferred Stock.

    The principal terms of the Redeemable Preferred Stock are as follows:

    - DIVIDENDS

      The holder of the Redeemable Preferred Stock is entitled to receive dividends at 7% per annum and shall accrue from the date of issuance whether or not declared. During April 1997, Media Metrix paid the holder of the Redeemable Preferred Stock dividends of approximately $68,000 representing amounts accrued through April 1997. Cumulative but unpaid dividends on Redeemable Preferred Stock through December 31, 1998 are approximately $535,000.

    - LIQUIDATION PREFERENCE

      In the event of liquidation of Media Metrix, the holder of the Redeemable Preferred Stock is entitled to receive an amount equal to $100 per share ($4,144,600) plus any accrued but unpaid dividends.

    - REDEMPTION

      Upon the completion of a public offering of Media Metrix's common stock at a price per share of at least $3.45 and gross proceeds of at least $15,000,000 or certain other specified events as defined, Media Metrix is required to purchase the outstanding shares of Redeemable Preferred Stock at a price of $100 per share plus all accrued and unpaid dividends.

    - VOTING RIGHTS

      The holder of the Redeemable Preferred Stock is entitled to 100 votes for each share held at any meeting of the stockholders of Media Metrix.

                               MEDIA METRIX, INC.

9. INCOME TAXES

    Since PC Meter was a limited partnership, no provision or benefit for Federal or state income taxes was provided in the financial statements but the income or loss was allocated directly to its partners. Beginning on April 14, 1997 when PC Meter was merged into Media Metrix, Media Metrix adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in accounting for its income taxes. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Significant components of Media Metrix's deferred tax assets are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1998
Deferred tax assets:
  Net operating loss carryforwards..............................  $     900,000  $   6,400,000
  Amounts payable to related party..............................        437,000      1,882,000
  Accounts receivable reserves..................................         34,000         88,000
                                                                  -------------  -------------
Total deferred tax assets.......................................      1,371,000      8,370,000
Valuation allowance for deferred tax assets.....................     (1,371,000)    (8,370,000)
                                                                  -------------  -------------
Net deferred taxes..............................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    At April 14, 1997, Media Metrix did not have any deferred tax assets or liabilities and, accordingly, a valuation allowance for deferred tax assets was not required. At the time of the RKI acquisition, RKI had deferred tax assets of approximately $4,329,000 with an equal valuation allowance.

    As a result of losses from April 14, 1997 through December 31, 1998, Media Metrix has available net operating loss carryforwards ("NOLs") of approximately $16,000,000 for Federal income tax purposes that expire in 2012 and 2013. Included in such amount are RKI pre-acquisition NOLs of approximately $11,129,000 which expire through 2013. As a result of the RKI acquisition, under
Section 382 of the Internal Revenue Code, utilization of such NOLs will be limited to approximately $600,000 per year over the next fifteen years. Future benefits, if any, from the RKI NOLs would first reduce the intangibles acquired and then income tax expense.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOLs can be utilized and the temporary differences become deductible. Since Media Metrix has incurred losses since inception, Media Metrix has established a valuation allowance for deferred tax assets at December 31, 1998.

10. STOCK OPTIONS

    In November 1998, Media Metrix adopted the 1998 Equity Incentive Plan (the "1998 Plan"). Under the 1998 Plan, Media Metrix may award incentive and other non-statutory stock options, stock appreciation rights, restricted stock and performance stock units and other stock units which are valued by reference to the value of the common stock. Media Metrix also maintains the Media Metrix Stock

                               MEDIA METRIX, INC.

10. STOCK OPTIONS (CONTINUED)
Option Plan ("Media Metrix Plan") which provides for the award of up to 519,222 shares of common stock in the form of incentive stock options and non-statutory stock options. In February 1999, the Board of Directors, subject to stockholder approval, adopted an amendment to increase the number of shares under the 1998 Plan from 732,400 to 1,318,320.

    In October 1998, Media Metrix changed the provisions of certain of its outstanding stock options which resulted in a new measurement date. Accordingly, Media Metrix established deferred compensation of approximately $724,000 as a separate component of stockholders' equity and recorded compensation expense of approximately $348,000 during the year ended December 31, 1998.

    The following table summarizes activity in stock options:

                                                                           YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------------
                                                         1996                        1997                        1998
                                              --------------------------  --------------------------  --------------------------

                                               SHARES       WEIGHTED-      SHARES       WEIGHTED-      SHARES       WEIGHTED-
                                                UNDER        AVERAGE        UNDER        AVERAGE        UNDER        AVERAGE
                                               OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE
Balance, beginning of year..................     --         $  --           133,067     $    0.23       283,093     $    0.23
Grants......................................    133,067          0.23       150,026          0.23       373,219          1.97
Forfeitures.................................     --            --            --            --            (6,957)         2.30
Options issued in connection with
  acquisition...............................     --            --            --            --            46,775          2.39
                                              ---------                   ---------                   ---------
Balance, end of year........................    133,067          0.23       283,093          0.23       696,130          1.28
                                              ---------                   ---------                   ---------
                                              ---------                   ---------                   ---------
Weighted-average fair value of options
  issued during the period..................                $    0.07                   $    0.06                   $    0.48

The following tables summarize information about stock options outstanding at December 31, 1998:

                                                                             WEIGHTED-AVERAGE
EXERCISE                                             OPTIONS      OPTIONS       REMAINING
PRICE                                              OUTSTANDING  EXERCISABLE  CONTRACTUAL LIFE
$0.23............................................     283,093       83,231        2.6 years
 0.35............................................      70,665           --              4.2
 2.30............................................     142,525           --              4.5
 2.39............................................     199,847       46,775              9.7
                                                   -----------  -----------
                                                      696,130      130,006              5.2
                                                   -----------  -----------
                                                   -----------  -----------

    Media Metrix has reserved 2,201,711 shares of common stock for issuance of all outstanding options and warrants at December 31, 1998.

FAIR VALUE DISCLOSURES

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if Media Metrix has accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated using the minimum value method with the following assumptions: no dividend yield, weighted-average expected life of the option of 5 years, and risk-free interest rates of 6.6%, 6.0% and 5.7% for the years ended December 31, 1996, 1997 and 1998, respectively.

                               MEDIA METRIX, INC.

10. STOCK OPTIONS (CONTINUED)
    Because the determination of fair value of all options granted after such time as Media Metrix becomes a public entity will include an expected volatility factor in addition to the factors described above, the results presented below may not be indicative of future periods.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Media Metrix's pro forma financial information is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1996           1997           1998
Net loss applicable to common stockholders:
  As reported....................................  $  (3,375,694) $  (4,873,512) $  (7,452,286)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
  Pro forma......................................  $  (3,376,754) $  (4,875,943) $  (7,467,824)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Net loss applicable to common stockholders per
share:
  As reported....................................  $        (.52) $        (.75) $        (.98)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
  Pro forma......................................  $        (.52) $        (.75) $        (.98)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

11. LEASE COMMITMENTS

    Media Metrix leases office space in New York, California and Georgia. At December 31, 1998, the future minimum lease payments under noncancellable operating leases with initial or remaining lease terms in excess of one year are as follows:

Year ending December 31:
1999..............................................................  $ 391,000
2000..............................................................    223,000
2001..............................................................     81,000
2002..............................................................     58,000
2003..............................................................      5,000
                                                                    ---------
                                                                    $ 758,000
                                                                    ---------
                                                                    ---------

    Rent expense approximated $39,000, $207,000 and $356,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

12. SUBSEQUENT EVENT

    On January 4, 1999, Media Metrix issued to a foreign investor 194,380 shares of common stock at a purchase price per share of $10.29, for an aggregate purchase price of approximately $2,000,000, pursuant to a stock purchase agreement. Media Metrix had received the proceeds from this transaction on December 31, 1998 and has recorded "common stock issuable" in the accompanying balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

January 11, 1999
To the Board of Directors and Shareholders of RelevantKnowledge, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RelevantKnowledge, Inc. at October 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for the ten month period ended October 31, 1998 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

                            RELEVANTKNOWLEDGE, INC.

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,    OCTOBER 31,
                                                                                         1997            1998
ASSETS
Current assets
  Cash and cash equivalents........................................................  $     998,827  $    2,963,218
  Accounts receivable..............................................................        213,575         292,038
  Unbilled work in progress........................................................       --                70,484
  Other current assets.............................................................        114,009          76,745
                                                                                     -------------  --------------
        Total current assets.......................................................      1,326,411       3,402,485
Fixed assets, net..................................................................        749,761         780,884
Other assets.......................................................................          4,983          98,803
                                                                                     -------------  --------------
        Total assets...............................................................  $   2,081,155  $    4,282,172
                                                                                     -------------  --------------
                                                                                     -------------  --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses............................................  $     619,552  $      402,950
  Commissions payable..............................................................       --               292,515
  Deferred revenue.................................................................        160,887         468,474
  Current portion of long-term debt................................................       --               123,326
                                                                                     -------------  --------------
        Total current liabilities..................................................        780,439       1,287,265
Long-term debt.....................................................................       --               248,361
                                                                                     -------------  --------------
        Total liabilities..........................................................        780,439       1,535,626
                                                                                     -------------  --------------
Commitments and contingencies

Shareholders' equity
  Common stock, no par value; 15,500,000 and 15,000,000 shares authorized at
    October 31, 1998 and December 31, 1997, respectively; 3,849,458 and 3,603,570 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................        210,183       1,317,471
  Series A-1 convertible preferred stock; 1,500,000 shares authorized; 1,456,949 issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................        881,885         881,885
  Series B-1 convertible preferred stock; 3,000,000 shares authorized; 2,754,587 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................      4,223,575       4,221,619
  Series B-2 convertible preferred stock; 1,000,000 shares authorized; 858,420 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................      1,469,497       1,469,497
  Series C-1 convertible preferred stock; 3,500,000 shares authorized; 2,713,321 and 0 shares issued and outstanding at October 31, 1998 and December 31 1997,
    respectively...................................................................       --             6,686,403
  Series C-2 convertible preferred stock; 1,000,000 shares authorized; no shares issued or outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................       --              --
  Accumulated deficit..............................................................     (5,484,424)    (11,830,329)
                                                                                     -------------  --------------
        Total shareholders' equity.................................................      1,300,716       2,746,546
                                                                                     -------------  --------------
        Total liabilities and shareholders' equity.................................  $   2,081,155  $    4,282,172
                                                                                     -------------  --------------
                                                                                     -------------  --------------

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                      TEN MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      DECEMBER 31,    OCTOBER 31,
                                                                                          1997           1998
Revenues
  Information services..............................................................  $     157,032  $   1,730,744
  Technology licensing and support..................................................        537,879         83,486
  Other income......................................................................       --               95,909
                                                                                      -------------  -------------

      Total revenues................................................................        694,911      1,910,139

Costs of sales......................................................................      2,510,621      2,879,037
Sales and marketing.................................................................      1,433,173      1,623,500
General and administrative..........................................................      1,440,551      2,973,230
Research and development............................................................        651,421        780,277
                                                                                      -------------  -------------
      Total costs and expenses......................................................      6,035,766      8,256,044
                                                                                      -------------  -------------
Net loss............................................................................  $  (5,340,855) $  (6,345,905)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                            COMMON STOCK             PREFERRED STOCK                           TOTAL
                                      ------------------------  -------------------------   ACCUMULATED    SHAREHOLDERS'
                                        SHARES       AMOUNT       SHARES       AMOUNT         DEFICIT         EQUITY
Balance, December 31, 1996..........   3,500,000  $      3,500   1,319,130  $     750,000  $     (143,569) $     609,931
  Issuance of preferred stock, net
    of offering costs...............                             3,750,826      5,824,957                      5,824,957
  Exercise of common stock
    warrants........................     103,570       169,998                                                   169,998
  Issuance of employee stock
    options.........................                    36,685                                                    36,685
  Net loss..........................                                                           (5,340,855)    (5,340,855)
                                      ----------  ------------  ----------  -------------  --------------  -------------
Balance, December 31, 1997..........   3,603,570       210,183   5,069,956      6,574,957      (5,484,424)     1,300,716
  Issuance of preferred stock, net
    of offering costs...............                             2,713,321      6,684,447                      6,684,447
  Issuance of common stock
    warrants........................                   970,740                                                   970,740
  Exercise of employee stock
    options.........................     245,888       136,548                                                   136,548
  Net loss..........................                                                           (6,345,905)    (6,345,905)
                                      ----------  ------------  ----------  -------------  --------------  -------------
Balance, October 31, 1998...........   3,849,458  $  1,317,471   7,783,277  $  13,259,404  $  (11,830,329) $   2,746,546
                                      ----------  ------------  ----------  -------------  --------------  -------------
                                      ----------  ------------  ----------  -------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                      TEN MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      DECEMBER 31,    OCTOBER 31,
                                                                                          1997           1998
Cash flows from operating activities
  Net loss..........................................................................  $  (5,340,855) $  (6,345,905)
    Adjustments to reconcile net loss to cash used in operating activities
      Depreciation and amortization.................................................        103,173        143,589
      Expense recorded for issuance of warrants.....................................       --              970,740
      Expense recorded for issuance of employee stock options.......................         36,685       --
      Noncash interest expense......................................................       --               33,350
      Loss on disposal of fixed assets..............................................       --               35,048
      Change in operating assets and liabilities:
        Accounts receivable.........................................................       (213,575)       (78,463)
        Unbilled work in progress...................................................       --              (70,484)
        Other current assets........................................................       (112,977)         4,418
        Other assets................................................................       --              (60,974)
        Accounts payable and accrued expenses.......................................        522,752       (216,602)
        Commissions payable.........................................................       --              292,515
        Deferred revenue............................................................        160,887        307,587
                                                                                      -------------  -------------
          Net cash used in operating activities.....................................     (4,843,910)    (4,985,181)
                                                                                      -------------  -------------
  Cash flows from investing activities
    Proceeds from the sale of fixed assets..........................................       --                6,500
    Purchases of fixed assets.......................................................       (826,507)      (216,260)
                                                                                      -------------  -------------
          Net cash used in investing activities.....................................       (826,507)      (209,760)
                                                                                      -------------  -------------
  Cash flows from financing activities
    Proceeds from issuance of common and preferred stock, net of offering costs.....      5,994,955      3,787,645
    Proceeds from issuance of convertible secured promissory notes and attached
      warrants......................................................................       --            3,000,000
    Proceeds from long-term debt....................................................       --              480,722
    Payments on long-term debt......................................................       --             (109,035)
                                                                                      -------------  -------------
          Net cash provided by financing activities.................................      5,994,955      7,159,332
                                                                                      -------------  -------------
  Net increase in cash and cash equivalents.........................................        324,538      1,964,391
  Cash and cash equivalents at beginning of period..................................        674,289        998,827
                                                                                      -------------  -------------
  Cash and cash equivalents at end of period........................................  $     998,827  $   2,963,218
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental cash flow disclosures
  Cash paid for interest............................................................  $    --        $      58,064
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Conversion of convertible secured promissory notes to Series C-1 preferred
    stock...........................................................................  $    --        $   3,000,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    RelevantKnowledge, Inc. (the "Company") provides internet demographics, site visit statistics, and additional usage-related information. The Company operates in a single business segment.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FIXED ASSETS

    Fixed assets are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets; generally five to seven years. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in operations.

    Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining lease term.

INCOME TAXES

    The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities. Differences between the financial reporting and tax basis of assets and liabilities at October 31, 1998 and December 31, 1997 are not significant.

    The Company has net operating loss carryforwards for Federal income tax purposes of approximately $11,129,000 and $5,450,000 at October 31, 1998 and December 31, 1997, respectively, that expire between 2011 and 2013. Such net operating losses give rise to deferred tax assets of approximately $4,329,000 and $2,100,000 at October 31, 1998 and December 31, 1997, respectively. The Company has recorded a valuation allowance equal to the amount of the deferred tax assets at both October 31, 1998 and December 31, 1997, because it is deemed more likely than not that such assets will not be realized.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes costs related to the development of certain software products in accordance with SFAS 86 "Accounting For the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" which requires capitalization to begin when technological feasibility has been established

                            RELEVANTKNOWLEDGE, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and ends when the product is available for general release to customers. Software development costs incurred prior to technological feasibility are considered research and development costs and are expensed as incurred.

    During 1998 and 1997, the period between established technological feasibility and general release has been less than three months, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs during 1998 and 1997.

REVENUE RECOGNITION

    Information services revenues are recognized upon delivery of data and reports ordered by the customer. Revenue arising from agreements which require monthly reports are recognized over the period for which data are provided.

    Technology licensing revenues consist of technology licensing fees and royalties. Technology licensing fees are recognized upon delivery of the software and equipment, receipt of a signed agreement, determination that collectibility is probable and expiration of rights of refund or return. Royalty revenues are recognized when earned.

    The Company enters into certain nonmonetary transactions, in which the Company provides services to another entity and in return receives services, or a combination of cash and services, from the other entity. The Company recognizes revenue and an equal amount of expense based upon the fair value of the service provided or the service (or combination of service and cash) received, whichever was more clearly evident.

ADVERTISING EXPENSES

    All advertising costs are expensed when incurred. Advertising expenses were approximately $171,000 and $491,000 for the ten months ended October 31, 1998 and the year ended December 31, 1997, respectively.

STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options. In accordance with the provisions of APB 25, compensation expense is recorded upon issuance of employee stock options in an amount equal to the excess of the fair value of the Company's stock over the option price. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

                            RELEVANTKNOWLEDGE, INC.

2. FIXED ASSETS

    Fixed assets are comprised of the following as of October 31, 1998 and December 31, 1997:

                                                                   DECEMBER 31,  OCTOBER 31,
                                                                       1997          1998
Furniture and fixtures...........................................   $   51,297   $     57,815
Computer equipment and software..................................      708,673        874,320
Leasehold improvements...........................................       87,579         84,604
                                                                   ------------  ------------
                                                                       847,549      1,016,739
Less: accumulated depreciation and amortization..................       97,788        235,855
                                                                   ------------  ------------
                                                                    $  749,761   $    780,884
                                                                   ------------  ------------
                                                                   ------------  ------------

3. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2003. Future minimum lease payments under operating leases as of October 31, 1998, are as follows:

1999..............................................................  $ 309,139
2000..............................................................    245,205
2001..............................................................     97,613
2002..............................................................     66,000
2003..............................................................     16,500
                                                                    ---------
                                                                    $ 734,457
                                                                    ---------
                                                                    ---------

    Rental expense was approximately $299,000 and $136,000 for the ten months ended October 31, 1998 and the year ended December 31, 1997, respectively.

    Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

4. CONCENTRATION OF CREDIT RISKS

    The Company's sales to its largest customer represented approximately 77% of total revenues for the year ended December 31, 1997.

5. CAPITAL STRUCTURE

COMMON AND PREFERRED STOCK

    The Company's Restated Articles of Incorporation authorize the issuance of up to 25,500,000 shares of $0.001 par value capital stock as of October 31, 1998. Fifteen million five hundred thousand (15,500,000) and fifteen million (15,000,000) shares have been designated as Common Stock as of October 31, 1998 and December 31, 1997, respectively and ten million (10,000,000) and five million five

                            RELEVANTKNOWLEDGE, INC.

5. CAPITAL STRUCTURE (CONTINUED)
hundred thousand (5,500,000) shares have been designated as Convertible Preferred Stock as of October 31, 1998 and December 31, 1997, respectively. The Convertible Preferred Stock is further designated in five series as follows (as of October 31, 1998): 1,500,000 shares are Series A-1 Preferred Stock, 3,000,000 shares are Series B-1 Preferred Stock, 1,000,000 shares are Series B-2 Preferred Stock, 3,500,000 shares are Series C-1 Preferred Stock and 1,000,000 shares are Series C-2 Preferred Stock. Upon the occurrence of certain events, the holders of Convertible Preferred Stock are entitled to convert shares of A-1, B-1, B-2, C-1 and C-2 Preferred Stock to Common Stock on a one-for-one basis.

VOTING RIGHTS

    The holders of Preferred Stock are entitled to vote with the holders of Common Stock as a single class and shall be entitled to one vote for each share of Common Stock into which the Preferred Stock would be convertible on the record date set for such vote of stockholders.

DIVIDENDS

    Upon the occurrance of certain events, holders of Series B-1, B-2, C-1 and C-2 Preferred Stock are entitled to receive cumulative dividends. Such dividends would be recorded based on the original issue price at a rate of 8% per annum computed on a quarterly basis. Series B-1, B-2, C-1 and C-2 Preferred Stock have preference over Series A-1 Preferred Stock and Common Stock in the payment of dividends or the event of liquidation.

    After payment of the Series B-1, B-2, C-1 and C-2 Preferred dividends, the holders of Series A-1 Preferred are entitled to receive noncumulative dividends at the rate of 10% per annum of the original issuance price when and if declared by the Board of Directors.

CONVERSION

    The Preferred Stock is convertible to Common Stock under a stated formula, generally one share of common for one share of preferred, at the option of the stockholder or upon the occurrence of certain events.

CONVERTIBLE SECURED PROMISSORY NOTES

    On March 15, 1998, the Company sold Convertible Secured Promissory Notes ("the Notes") in the aggregate principal amount of $3,000,000 to certain holders of the Company's Common and Convertible Preferred Stock. The notes bore interest at a rate of 10% per annum. Upon issuance of the Series C-1 Convertible Preferred Stock in July 1998, the holders of the notes converted all outstanding principal and accrued interest to Series C-1 Convertible Preferred Stock at the same price and with the same rights and privileges as the other shares of Series C-1 Convertible Preferred Stock. The Company issued 1,213,335 Series C-1 shares upon conversion of the Notes.

    In conjunction with the sale of the Notes, the Company issued 857,122 warrants to purchase common stock to the holders of the Notes. Each warrant entities the warrant holder to purchase one share of the Company's common stock for $0.01. The warrants may not be exercised until the earlier of January 1, 1999 or the occurrence of certain events, including a consolidation or merger of the Company. The warrants expire between March 2003 and May 2003.

                            RELEVANTKNOWLEDGE, INC.

5. CAPITAL STRUCTURE (CONTINUED)
    In connection with the issuance of these warrants, the Company recognized interest expense of $677,126, which represents the implicit value of the warrants (fair value less exercise price).

WARRANTS

    The Company has issued warrants to acquire shares of the Company's common stock in conjunction with sales of Common Stock, Convertible Preferred Stock, and Convertible Secured Promissory Notes and in exchange for services provided. At October 31, 1998, 1,160,290 warrants were outstanding. These warrants are exercisable at the following prices: 857,122 at $0.01 per share, 215,668 at $2.00 per share, 38,750 at $0.06 per share, 25,000 at $0.80 per share, and 23,750 at $1.60 per share. 303,168 of the warrants were exercisable at October 31, 1998. The remaining 857,122 are not exercisable until the earlier of January 1, 1999 or the occurrence of certain events, including a consolidation or merger of the Company. The warrants expire between April 2002 and May 2008.

6. STOCK OPTION PLAN

    The Company has issued options to its employees under the terms of The 1996 Stock Option Plan ("the Plan"). The Plan permits management to grant either incentive stock options or nonstatutory stock options to purchase shares of the Company's Common Stock to officers, directors, key employees, and consultants responsible for the direction and management of the Company. The Plan authorizes the issuance of options to purchase up to an aggregate of 1,250,000 shares of Common Stock. Options issued under the Plan vest at rates determined by the Board of Directors. Vesting rates can not be less than 20% per year under the terms of the Plan. The maximum term for options issued under the Plan is ten years. The following table summarizes the transactions of the Plan for the year ended December 31, 1997 and the ten months ended October 31, 1998:

                                                           1997WEIGHTED             1998WEIGHTED
                                                                AVERAGE                  AVERAGE
                                                               EXERCISE                 EXERCISE
                                                    SHARES       PRICE       SHARES       PRICE
Outstanding at beginning of year................           0          --      727,950   $    .442
  Granted.......................................     775,950        .446      520,038        .885
  Exercised.....................................           0          --     (245,888)       .555
  Forfeited.....................................     (48,000)       .060     (353,655)       .484
                                                  ----------               ----------
Outstanding at end of year......................     727,950        .442      648,445        .653
                                                  ----------               ----------
                                                  ----------               ----------
Options exercisable at year-end.................           0                        0
                                                  ----------               ----------
                                                  ----------               ----------
Weighted average fair value of options granted
  during the year at the share's fair value.....  $  438,444               $  109,208
Weighted average fair value of options granted
  during the year at above the share's fair
  value.........................................           0                        0

                            RELEVANTKNOWLEDGE, INC.

6. STOCK OPTION PLAN (CONTINUED)
    The following table summarizes information regarding stock options outstanding at October 31, 1998:

                                                          NUMBER OF OPTIONS   WEIGHTED AVERAGE
EXERCISE                                                    OUTSTANDING AT       REMAINING
PRICE                                                      OCTOBER 31, 1998   CONTRACTUAL LIFE
$0.06...................................................         145,031          8.31 years
0.16....................................................          50,583          8.63 years
0.80....................................................         354,831          9.33 years
1.25....................................................          98,000          9.84 years

    The Company accounts for employee stock options in accordance with the provisions of APB Opinion 25 and related interpretations.

    Had compensation cost for the Company's stock-based compensation plans been determined on a fair value basis in accordance with the provisions of FASB Statement 123, the Company's net loss for the year ended December 31, 1997, and ten months ended October 31, 1998, would have been as follows:

                                                                      1997           1998
Net loss--as reported...........................................  $  (5,340,855) $  (6,345,905)
Net loss--proforma..............................................  $  (5,435,880) $  (6,418,405)

    The amount of the pro forma charge has been determined using the minimum value method as permitted for private companies by FASB Statement 123. For purposes of the calculation, management used a risk free rate of return of 5.36%, a projected forfeiture rate of 0%, and an expected life of 5.1 years.

7. LONG-TERM DEBT

    In December 1997, the Company entered into a credit agreement with Phoenix Capital under which it may borrow up to $1,000,000. During 1998, the Company borrowed approximately $480,722 under this agreement. The note bears interest at a rate of 20.27% and is payable in monthly principal and interest payments of $15,191. The line of credit is collateralized by substantially all of the Company's computer equipment.

    At October 31, 1998, required principal payments are as follows:

YEAR
1999..............................................................................  $  123,326
2002..............................................................................     148,322
2001..............................................................................     100,039
                                                                                    ----------
                                                                                    $  371,687
                                                                                    ----------
                                                                                    ----------

8. SUBSEQUENT EVENT

    On November 5, 1998, the Company was acquired by Media Metrix, Inc. in exchange for common stock of Media Metrix, Inc. The sale of the Company entitled holders of the Series B-1, B-2, and C-1

                            RELEVANTKNOWLEDGE, INC.

8. SUBSEQUENT EVENT (CONTINUED)
Preferred Stock to receive cumulative dividends in the form of cash or common stock. The majority of holders elected to receive their dividends in the form of common stock. As a result, in November 1998, the Company paid cash of $10,509 and issued 374,424 shares of common stock to holders of Series B-1, B-2, and C-1 Preferred Stock as payment of dividends.

    Upon the sale of the Company, holders of options to purchase common stock were immediately 100% vested in any options outstanding. In November, the Company issued 480,945 shares in connection with the exercise of stock options.

    Also as a result of the sale of the Company, 857,122 warrants issued in connection with the sale of the convertible secured promissory notes became exercisable on November 5, 1998.

                               MEDIA METRIX, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                                                               HISTORICAL
                                                      ----------------------------
                                                          MEDIA        RELEVANT       PRO FORMA
                                                         METRIX        KNOWLEDGE     ADJUSTMENT      PRO FORMA

                                                                                      (NOTE 2)
Revenues............................................  $   6,330,485  $   1,814,230  $    --        $    8,144,715
Cost of revenues....................................      4,120,569      2,879,037       --             6,999,606
                                                      -------------  -------------  -------------  --------------
Gross profit........................................      2,209,916     (1,064,807)      --             1,145,109
Operating expenses:
  Research and development..........................      1,382,375        780,277       --             2,162,652
  Sales and marketing...............................      2,888,195      1,623,500       --             4,511,695
  General and administrative........................      3,064,105      2,973,230       --             6,037,335
  Amortization of intangibles.......................        479,000       --            2,392,922       2,871,922
  Acquired in-process research and development......      1,600,000       --             --             1,600,000
                                                      -------------  -------------  -------------  --------------
Total operating expenses............................      9,413,675      5,377,007      2,392,922      17,183,604
                                                      -------------  -------------  -------------  --------------
Loss from operations................................     (7,203,759)    (6,441,814)    (2,392,922)    (16,038,495)
Interest income, net of interest expense............         65,211         95,909       --               161,120
                                                      -------------  -------------  -------------  --------------
Net loss............................................     (7,138,548)    (6,345,905)    (2,392,922)    (15,877,375)
Preferred stock dividends...........................       (313,738)      --             --              (313,738)
                                                      -------------  -------------  -------------  --------------
Net loss applicable to common stockholders..........  $  (7,452,286) $  (6,345,905) $  (2,392,922) $  (16,191,113)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------
Basic and diluted net loss per share applicable
  to common stockholders (Note 3)...................  $       (0.98)                               $        (1.49)
                                                      -------------                                --------------
                                                      -------------                                --------------
Shares used in calculations of basic and diluted
  net loss per share applicable to common
  stockholders (Note 3).............................      7,617,621                                    10,855,564
                                                      -------------                                --------------
                                                      -------------                                --------------

     See accompanying notes to unaudited pro forma statement of operations.

                               MEDIA METRIX, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

1.  BASIS OF PRESENTATION

    The unaudited pro forma statement of operations gives effect to Media Metrix, Inc.'s ("Media Metrix") acquisition of RelevantKnowledge, Inc. ("RKI") as if it occurred on January 1, 1998. Such unaudited pro forma financial statement sets forth the historical results of operations of Media Metrix for the year ended December 31, 1998 and of RKI for the ten months ended October 31, 1998. The operations of RKI for the two months ended December 31, 1998 are included in the operations of Media Metrix.

    The unaudited pro forma statement of operations has been prepared by management and should be read in conjunction with the historical financial statements of Media Metrix and RKI. This statement does not purport to be indicative of the results of operations that might have occurred if the RKI acquisition was consummated on January 1, 1998, and do not purport to be indicative of future results.

    Management believes additional synergies and operational improvements, not reflected in the accompanying unaudited pro forma statement of operations, will be realized by the combined companies. Such amounts cannot be reasonable quantified and, therefore, are not reflected in the unaudited pro forma statement of operations.

2.  PRO FORMA ADJUSTMENT

    The pro forma adjustment reflects the additional amortization required for a full year's amortization of the intangibles acquired. Total intangibles were approximately $6,216,000 of which $1,200,000 was allocated to panel costs with a life of 12 months and the balance was allocated to goodwill and various other intangibles with lives of 3 years. The annual amortization consists of the following:

Panel costs.....................................................  $1,200,000
Goodwill and other intangibles..................................  1,672,000
                                                                  ---------
Total amortization..............................................  $2,872,000
                                                                  ---------
                                                                  ---------

3.  NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS

    Pro forma net loss per share applicable to common stockholders adjusts the weighted average shares outstanding for Media Metrix's historical financial statements for the shares issued to RKI stockholders as if such shares were outstanding for the entire year.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1999

                                     [LOGO]

                                SHARES OF COMMON STOCK

                             ---------------------

                              P R O S P E C T U S
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                         BANCBOSTON ROBERTSON STEPHENS

------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Media Metrix have not changed since the date hereof.

Until            , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Media Metrix in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee....................................................  $13,427.40
NASD Filing Fee.........................................................   5,330.00
Nasdaq National Market Listing Fee......................................
Printing Expenses.......................................................
Legal Fees and Expenses.................................................
Accounting Fees and Expenses............................................
Blue Sky Expenses and Counsel Fees......................................
Transfer Agent and Registrar Fees.......................................
Miscellaneous...........................................................
                                                                          ---------
Total...................................................................  $
                                                                          ---------
                                                                          ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Tenth of Media Metrix's Amended Certificate of Incorporation, states that to the fullest extent permitted by the DGCL, no director of Media Metrix shall be personally liable to Media Metrix, any of its stockholders or any other person or entity for monetary damages for breach of fiduciary duty owed to Media Metrix, its stockholders or such other person or entity owing to such director's position as a director of Media Metrix.

    Article Ninth of Media Metrix's Amended Certificate of Incorporation, contains substantially the same provisions for indemnification as those contained in Section 145 of the DGCL. Additionally, Article Ninth provides that in any judicial proceeding in which a person seeks indemnification pursuant to Article Ninth, the burden of proving that such person is not entitled to indemnification shall be on Media Metrix. Article Ninth further provides that any person who successfully establishes a right to indemnification, in whole or in part, under Article Ninth in any such proceeding shall be indemnified by Media Metrix against expenses incurred (including attorneys' fees) in establishing such right to indemnification. Finally, Article Ninth provides that in the event the DGCL is amended to expand further the indemnification permitted to the persons covered by Article Ninth, Media Metrix shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended. Reference is made to the Amended Certificate of Incorporation and By-Laws filed as Exhibits
3.1 and 3.2, respectively.

    Media Metrix intends to enter into indemnification agreements with its current directors and executive officers. Media Metrix intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

    Under Section   of the Underwriting Agreement, the underwriters are
obligated, under certain circumstances, to indemnify officers, directors and controlling persons of Media Metrix against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since March 1997, the Registrant has issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

    1. On April 14, 1997, Media Metrix merged with PC Meter, L.P. Under the terms of the merger agreement, each of PC Meter's outstanding 438,767.7324 Class A Limited Partnership Units was exchanged for 0.09446 shares of Media Metrix redeemable preferred stock, or 41,446 shares in the aggregate. Each of PC Meter's outstanding Class B Limited Partnership Units was exchanged for 12.75 shares of Media Metrix common stock, or 2,142,770 shares in the aggregate. All of the outstanding Class A Limited Partnership Units were held by The NPD Group, Inc. NPD also held 79,000 Class B Limited Partnership Units. The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust each held

19,323.5 Class B Limited Partnership Units. After the merger, NPD, The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust held 1,007,350, 246,375 and 246,375 shares of Media Metrix common stock, respectively.

    2. On April 14, 1997, the Registrant issued:

    - warrants to purchase 377,642 shares of common stock at an exercise price of $2.88 per share to Veronis Suhler & Associates in repayment of an outstanding obligation;

    - 495,603 shares of Series A Preferred Stock convertible into 2,155,176 shares of common stock, at an effective purchase price per share of common stock of $1.86; and

    - warrants to purchase 159,640 shares of Series B Preferred Stock at an exercise price of $12.53 per share. The Series A Preferred Stock and warrants to purchase Series B Preferred Stock were sold to three accredited investors for an aggregate purchase price of $4.0 million.

    All of the outstanding shares of the Series A Preferred Stock were converted into shares of common stock on November 4, 1998. Warrants to purchase 119,713 shares of Series B Preferred Stock were exercised on November 4, 1998 and such shares of Series B Preferred Stock were converted into 520,590 shares of common stock on the same date. The Registrant received aggregate proceeds of $1.5 million from the exercise of such warrants. The remaining warrants to purchase 39,926 shares of Series B Preferred Stock were converted into warrants to purchase 173,629 shares of common stock at an exercise price of $2.88 per share.

    3. On November 5, 1998, RelevantKnowledge merged with Media Metrix. The Registrant issued an aggregate of 3,885,531 shares of common stock, or 0.3111 shares of common stock for each outstanding share of common stock and preferred stock of RelevantKnowledge. The Registrant also replaced 1,160,290 warrants to purchase shares of RelevantKnowledge common stock with a weighted average exercise price of $2.31 with warrants to purchase 360,930 shares of common stock with a weighted average exercise price of $1.38; and issued 46,775 options to purchase common stock to the employees of RelevantKnowledge who became employees of the Registrant after the merger. These options replaced options to purchase RelevantKnowledge common stock which expired at the time of the merger. These options were issued at an exercise price of $3.50 per share, and in general vest incrementally over a period of four years, with credit given for prior service with RelevantKnowledge.

    4. On January 4, 1999, the Registrant issued to Investment A.B. Bure ("Bure") 194,380 shares of common stock at a purchase price per shares of $10.29, for an aggregate purchase price of approximately $2 million, pursuant to a stock purchase agreement between the Registrant and Bure.

    5. The Registrant granted stock options to purchase 963,497 shares of common stock at exercise prices ranging from $0.23 to $11.26 per share to employees, consultants and directors pursuant to its Stock Option Plan and 1998 Equity Plan.

    6. From inception through February 15, 1999, the Registrant issued and sold 14,663 shares of its common stock to investors for aggregate consideration of $467.00 pursuant to exercises of warrants to purchase common stock.

    No underwriters were engaged in connection with the foregoing sales of securities. Such sales of common stock and Preferred Stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to Media Metrix's employees, directors and consultants were made pursuant to Rule 701 promulgated under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibit Index

NO.                                                       DESCRIPTION

      1.1  Underwriting Agreement*

      2.1  Plan of Merger and Reorganization between Media Metrix, Inc. and RelevantKnowledge dated as of September
           30, 1998 (schedules and exhibits omitted)

      2.2  Plan of Merger between Media Metrix and PC Meter L.P. dated as of March 31, 1996

      3.1  Certificate of Incorporation

      3.2  Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering*

      3.3  Bylaws

      3.4  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering*

      4.1  Registration Rights Agreement dated as of November 5, 1998, by and among Media Metrix and the
           Stockholders listed on Schedule I thereto.

      4.2  Stockholder's Agreement dated as of November 5, 1998, by and among Media Metrix and the Stockholders listed on Schedule I thereto.

      4.3  Co-Sale Agreement dated as of November 5, 1998, by and among Media Metrix and the Stockholders listed on
           Schedule I thereto.

      4.4  Media Metrix Stock Option Plan

      4.5  1998 Equity Incentive Plan

    4.6.1  Form of Warrant

    4.6.2  Form of Warrant

    4.6.3  Form of Warrant

      5.1  Opinion of Fulbright & Jaworski L.L.P. re: legality*

     10.1  Management Services Agreement dated as of September 30, 1998 by and between Media Metrix, The NPD Group,
           Inc. and Tod Johnson.

     10.2  Services Agreement dated as of September 30, 1998 by and between Media Metrix and The NPD Group, Inc.

     10.3  License Agreement dated as of November 5, 1998 by and between Media Metrix and The NPD Group, Inc.

     10.4  Stock Purchase Agreement dated as of December 23, 1998 by and between Media Metrix and Investment A.B.
           Bure

   10.5.1  Building Lease between Eagle Insurance Company and The NPD Group, Inc. dated as of August 18, 1997

   10.5.2  Lease Agreement between Carriage House Associates Limited Partnership and RelevantKnowledge, Inc. dated as of May 16, 1997.

     10.6  Form of Indemnification Agreement*

   10.7.1  Form of Non-Disclosure Agreement and Confidential Information and Invention Assignment Agreement

   10.7.2  Form of Non-Disclosure Agreement and Confidential Information and Invention Assignment Agreement

NO.                                                       DESCRIPTION
     10.8  Employment Agreement by and between Media Metrix and Jeffrey C. Levy, dated as of November 5, 1998

     10.9  Agreement with Tod Johnson*

    10.10  Consulting Agreement by and between Media Metrix and Timothy F.S. Cobb, dated as of             , 1999.*

     23.1  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*

     23.2  Consent of Ernst & Young LLP

     23.3  Consent of PricewaterhouseCoopers LLP

     24.1  Power of attorney (on signature page)

     27.1  Financial Data Schedule

    * TO BE FILED BY AMENDMENT

    (b) Financial Statement Schedules. The following financial statement schedules are filed herewith:

       None.

    All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 24, 1999.

                                MEDIA METRIX, INC.

                                By:  /s/ TOD JOHNSON
                                     -----------------------------------------
                                     Tod Johnson
                                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints each of Tod Johnson and Thomas A. Lynch as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE             TITLE                              DATE

       /s/ TOD JOHNSON          Chief Executive Officer      February 24, 1999
------------------------------  and
         Tod Johnson            Chairman of the Board
                                (Principal Executive
                                Officer)

     /s/ THOMAS A. LYNCH        Chief Financial Officer,     February 24, 1999
------------------------------  Secretary and Treasurer
       Thomas A. Lynch          (Principal Financial and
                                Accounting Officer)

     /s/ JEFFREY C. LEVY        Vice Chairman and Director   February 24, 1999
------------------------------
       Jeffrey C. Levy

      /s/ MICHAEL BROOKS        Director                     February 24, 1999
------------------------------
        Michael Brooks

    /s/ WILLIAM W. HELMAN       Director                     February 24, 1999
------------------------------
      William W. Helman

         /s/ STIG KRY           Director                     February 24, 1999
------------------------------
           Stig Kry

     /s/ JAMES MORTENSEN        Director                     February 24, 1999
------------------------------
       James Mortensen

                                 EXHIBIT INDEX

NO.                                                   DESCRIPTION                                               PAGE

      1.1  Underwriting Agreement*

      2.1  Plan of Merger and Reorganization between Media Metrix, Inc. and RelevantKnowledge dated as of
           September 30, 1998 (schedules and exhibits omitted)

      2.2  Plan of Merger between Media Metrix and PC Meter L.P. dated as of March 31, 1996

      3.1  Certificate of Incorporation

      3.2  Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering*

      3.3  Bylaws

      3.4  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering*

      4.1  Registration Rights Agreement dated as of November 5, 1998, by and among Media Metrix and the
           Stockholders listed on Schedule I thereto.

      4.2  Stockholder's Agreement dated as of November 5, 1998, by and among Media Metrix and the
           Stockholders listed on Schedule I thereto.

      4.3  Co-Sale Agreement dated as of November 5, 1998, by and among Media Metrix and the Stockholders listed on Schedule I thereto.

      4.4  Media Metrix Stock Option Plan

      4.5  1998 Equity Incentive Plan

    4.6.1  Form of Warrant

    4.6.2  Form of Warrant

    4.6.3  Form of Warrant

      5.1  Opinion of Fulbright & Jaworski L.L.P. re: legality*

     10.1  Management Services Agreement dated as of September 30, 1998 by and between Media Metrix, The NPD
           Group, Inc. and Tod Johnson.

     10.2  Services Agreement dated as of September 30, 1998 by and between Media Metrix and The NPD Group,
           Inc.

     10.3  License Agreement dated as of November 5, 1998 by and between Media Metrix and The NPD Group,
           Inc.

     10.4  Stock Purchase Agreement dated as of December 23, 1998 by and between Media Metrix and Investment
           A.B. Bure

   10.5.1  Building Lease between Eagle Insurance Company and The NPD Group, Inc. dated as of August 18,
           1997

   10.5.2  Lease Agreement between Carriage House Associates Limited Partnership and RelevantKnowledge, Inc.
           dated as of May 16, 1997.

     10.6  Form of Indemnification Agreement*

   10.7.1  Form of Non-Disclosure Agreement and Confidential Information and Invention Assignment Agreement

   10.7.2  Form of Non-Disclosure Agreement and Confidential Information and Invention Assignment Agreement

     10.8  Employment Agreement by and between Media Metrix and Jeffrey C. Levy, dated as of November 5,
           1998

NO.                                                   DESCRIPTION                                               PAGE
     10.9  Agreement with Tod Johnson*

    10.10  Consulting Agreement by and between Media Metrix and Timothy F.S. Cobb, dated as of             ,
           1999.*

     23.1  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*

     23.2  Consent of Ernst & Young LLP

     23.3  Consent of PricewaterhouseCoopers LLP

     24.1  Power of attorney (on signature page)

     27.1  Financial Data Schedule

    * TO BE FILED BY AMENDMENT